Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CHICAGO ATLANTIC BDC, INC.,

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.,

CHICAGO ATLANTIC BDC ADVISERS, LLC

(for the limited purposes set forth herein)

and

CHICAGO ATLANTIC REIT MANAGER, LLC

(for the limited purposes set forth herein)

Dated as of June 17, 2026

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(continued)

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(continued)

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(continued)

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2026 (this “Agreement”), by and among Chicago Atlantic BDC, Inc., a Maryland corporation (the “Acquiror”); Chicago Atlantic Real Estate Finance, Inc., a Maryland corporation, (the “Company”); solely for purposes of Section 1.7, Article V, Section 7.2, Section 8.3 and Article XI, Chicago Atlantic BDC Advisers, LLC, a Delaware limited liability company and the investment adviser to the Acquiror (the “Acquiror Adviser”); and solely for purposes of Section 1.7, Article V, Section 7.2, Section 8.2, Section 9.4 and Article XI, Chicago Atlantic REIT Manager, LLC, a Delaware limited liability company, in its capacity as external manager to the Company (the “Company Manager”).

RECITALS

A. The Acquiror has previously elected to be regulated as a business development company (“BDC”), as defined in Section 2(a)(48) of the Investment Company Act of 1940, as amended, and the rules promulgated thereunder (the “Investment Company Act”), and has previously elected to be taxed as a regulated investment company within the meaning, and under the provisions, of Sections 851 through 855 of the Code (“RIC”);

B. The Company has previously elected to be taxed as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code (“REIT”) and, subject to the terms and conditions of this Agreement, the Company will elect to be regulated as a BDC under the Investment Company Act by filing a Form N-54A with the SEC (the “BDC Election”) and will adopt, subject to the approval of the Company’s stockholders, a new Investment Company Act compliant investment advisory agreement by and between the Company and the Acquiror Adviser (the “New BDC Advisory Agreement”);

C. Upon the terms and subject to the conditions set forth in this Agreement, following the BDC Election, Acquiror and the Company intend to merge the Company with and into the Acquiror (the “Merger”), with the Acquiror as the surviving company in the Merger (sometimes referred to in such capacity as the “Surviving Company”).

D. The Board of Directors of Acquiror (the “Acquiror Board”), upon the recommendation of a committee of the Acquiror Board comprised solely of the Independent Directors of Acquiror (the “Acquiror Special Committee”), has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the other Transactions, including the issuance of Acquiror Common Stock in connection with the Merger (the “Acquiror Stock Issuance”), are fair to and in the best interests of Acquiror and its stockholders and (y) the interests of Acquiror’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, including the proposed Acquiror Stock Issuance, (iii) directed that this Agreement and the Merger and the other Transactions contemplated hereby, including the Acquiror Stock Issuance, be submitted to Acquiror’s stockholders at the Acquiror Stockholders Meeting and (iv) resolved to recommend that the stockholders of Acquiror approve this Agreement and the Merger and the other Transactions contemplated hereby, including the Acquiror Stock Issuance.

E. The Board of Directors of the Company (the “Company Board”), on the recommendation of a committee of the Company Board comprised solely of the Independent Directors of the Company (the “Company Special Committee”), has unanimously (i) determined that (x) this Agreement, the BDC Election and the terms of the Merger and the Transactions are fair to and in the best interests of the Company and the stockholders of the Company, and (y) the interests of the Company’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement, the BDC Election and the other Transactions, (iii) directed that the BDC Election, the adoption of the New BDC Advisory Agreement and the matters associated therewith (the “Company BDC Election Matters”) be submitted to the Company’s stockholders at a duly noticed and convened meeting of the Company’s stockholders (the “Company Stockholders Meeting”); (iv) directed that this Agreement and the matters associated with the Merger (the “Company Merger Matters”) be submitted to the Company’s stockholders at the Company Stockholders Meeting; and (v) resolved to recommend that the stockholders of the Company adopt the Company BDC Election Matters and the Company Merger Matters at the Company Stockholders Meeting.

F. The parties intend the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

G. Following the Merger Effective Time, the Surviving Company intends to continue to qualify as a regulated investment company under Sections 851 and 852 of the Code (“RIC”).

H. The parties desire to make certain representations, warranties, covenants and other agreements in connection with the Transactions and also to prescribe certain conditions to the Transactions.

I. Concurrently with the execution and delivery of this Agreement: (i) each of Acquiror Adviser, John Mazarakis, Anthony Cappell and Scott Gordon, in its/his capacity as a stockholder of Acquiror; and (ii) each of John Mazarakis, Anthony Cappell, David Kite, Peter Sack and Phil Silverman, each in his capacity as a stockholder of the Company, are each entering into a support agreement with the Company and Acquiror, dated as of the date hereof (each, a “Support Agreement”), pursuant to which, among other things, it/he is agreeing to vote its/his shares of Acquiror Common Stock and Company Common Stock in favor of the Acquiror Matters and Company BDC Election Matters and the Company Merger Matters.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained in this Agreement, the parties agree as follows:

Article I

THE BDC ELECTION AND THE MERGER

1.1 The BDC Election. Subject to the terms and conditions of this Agreement and the Investment Company Act, following approval of the Company BDC Election Matters, the Company shall file the BDC Election with the SEC and, from and after the BDC Election Time, shall be subject to the provisions of the Investment Company Act pertaining to regulation as a BDC. The term “BDC Election Time” shall be the date and time when the BDC Election has been accepted for filing by the SEC.

1.2 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Maryland General Corporation Law (the “MGCL”), and following receipt of the Post-BDC Election Approvals, at the Merger Effective Time, the Company shall merge with and into the Acquiror, the separate corporate existence of the Company shall cease, and the Acquiror shall be the surviving company in the Merger and shall continue its existence as a corporation under the Laws of the State of Maryland.

1.3 Closing. On the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, via the electronic exchange of documents and executed signature pages, on the date that is five (5) Business Days after the satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless otherwise agreed in writing by the parties to this Agreement (the “Closing Date”).

1.4 Merger Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that the Acquiror shall file with the State Department of Assessments and Taxation for the State of Maryland (“SDAT”) on the Closing Date. The term “Merger Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger. For the avoidance of doubt, in no event shall the Merger Effective Time be earlier than the BDC Election Time.

1.5 Effects of the Merger. At and after the Merger Effective Time, the Merger shall have the effects set forth in the MGCL.

1.6 Conversion of Capital Stock. At the Merger Effective Time, by virtue of the Merger and without any action on the part of Acquiror or the Company or the holder of any of the following securities:

(a) All shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Merger Effective Time that are owned by Acquiror or any of its Consolidated Subsidiaries shall be cancelled and shall cease to exist, and no shares of common stock, par value $0.01 per share, of Acquiror (the “Acquiror Common Stock”) or any other consideration shall be delivered in exchange therefor (such shares, the “Cancelled Shares”).

(b) Subject to Section 1.6(d), each share of Company Common Stock issued and outstanding immediately prior to the Merger Effective Time, except for the Cancelled Shares but including the net number of shares of Company Restricted Shares that vest immediately prior to the Merger Effective Time in accordance with Section 1.6(e), shall be converted, in accordance with the procedures set forth in Article II, into the right to receive a number of shares of Acquiror Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(c) All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Merger Effective Time, and each such share of Company Common Stock, all of which are in non-certificated book-entry form, shall thereafter represent only the right to receive the Merger Consideration, cash in lieu of fractional shares into which such shares of Company Common Stock have been converted pursuant to Section 2.2 and any dividends or other distributions payable pursuant to Section 2.4(b).

(d) The Exchange Ratio shall be appropriately adjusted (to the extent not already taken into account in determining the Closing Acquiror Net Asset Value and/or the Closing Company Net Asset Value, as applicable) if, between the Determination Date and the Merger Effective Time, (i) either the Company or Acquiror declares or pays an extraordinary dividend, or (ii) the respective outstanding shares of Company Common Stock or Acquiror Common Stock shall have been increased or decreased or changed into or exchanged for a different number or kind of shares or securities as a result of any reclassification, recapitalization, stock split, reverse stock split, split-up, combination or exchange of shares, or if a stock dividend or dividend payable in any other securities shall be authorized and declared with a record date within such period, other than shares issued pursuant to Acquiror’s dividend reinvestment plan, as permitted by this Agreement. Nothing in this Section 1.6(d) shall be construed to permit any party hereto to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(e) Immediately prior to the BDC Election Time, (i) any vesting conditions applicable to each outstanding share of Company Restricted Shares shall, automatically and without any required action on the part of the holder thereof, accelerate in full and thereafter participate in the Merger along with the other shares of Company Common Stock; provided, however, that a number of shares of Company Restricted Shares having a value equal to the Taxes required to be withheld with respect to such vesting may be forfeited in which case the Company or the Surviving Company shall cause the corresponding payment.

(f) Each share of Acquiror Common Stock outstanding immediately prior to the Merger Effective Time shall remain outstanding as a share of Acquiror Common Stock.

1.7 Termination of Certain Contractual Obligations. At the BDC Election Time, the Company Management Agreement shall be automatically terminated without the need for any termination notice or termination payment and such agreements shall be of no further force and effect, except any obligations or requirements (other than with respect to termination notice or termination payment) that by their terms are intended to survive the termination of such agreements. At the Merger Effective Time, the New BDC Advisory Agreement shall be automatically terminated without the need for any termination notice or termination payment and such agreements shall be of no further force and effect, except any obligations or requirements that by their terms are intended to survive the termination of such agreements.

1.8 Articles of Incorporation and Bylaws. The Acquiror Charter as in effect immediately prior to the Merger Effective Time shall be the articles of incorporation of the Surviving Company as of the Merger Effective Time, and the bylaws of the Acquiror as in effect immediately prior to the Merger Effective Time shall be the bylaws of the Surviving Company as of the Merger Effective Time, in each case until thereafter amended in accordance with applicable Law and the respective terms of such articles of incorporation and bylaws, as applicable.

1.9 Directors and Officers. Subject to applicable Law, the directors and officers of the Surviving Company as of the Merger Effective Time shall be the directors and officers set forth on Schedule 1.9, each of which shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

Article II

MERGER CONSIDERATION

2.1 Delivery of Evidence of Acquiror Common Stock. As soon as reasonably practicable after the Merger Effective Time, Acquiror shall issue and deposit with its transfer agent evidence of book-entry shares representing Acquiror Common Stock issuable as Merger Consideration pursuant to Section 1.6(b).

2.2 Fractional Shares. Each holder of Company Common Stock converted pursuant to the Merger that would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock pursuant to Section 1.6(b) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock multiplied by (ii) the volume-weighted average trading price of a share of Acquiror Common Stock on the NASDAQ Global Market (“NASDAQ”) for the five (5) consecutive Trading Days ending on the third (3rd) Trading Day preceding the Closing Date (as reported by Bloomberg L.P. or its successor or, if not reported thereon, another authoritative source selected by Acquiror that is reasonably acceptable to the Company). For purposes of this Section 2.2, all fractional shares to which a single record holder would be entitled shall be aggregated and calculations shall be rounded to three decimal places.

2.3 Paying and Exchange Agent. Prior to the Merger Effective Time, Acquiror shall appoint Acquiror’s transfer agent or other bank or trust company to act as exchange agent (the “Paying and Exchange Agent”) hereunder, pursuant to an agreement in a form reasonably acceptable to each of Acquiror and the Company. Following the Merger Effective Time, Acquiror shall deposit, or shall cause to be deposited, with the Paying and Exchange Agent cash sufficient to pay the aggregate cash for fractional shares in accordance with Section 2.2. Any cash deposited with the Paying and Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

2.4 Delivery of Merger Consideration.

(a) Each holder of record of shares of Company Common Stock (other than the Cancelled Shares) that were converted into the right to receive the Merger Consideration pursuant to Section 1.6(b) and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and any dividends and other distributions pursuant to Section 2.4(b), shall be entitled to receive, as soon as reasonably practicable after the Merger Effective Time, the Merger Consideration and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor pursuant to Section 2.2 and, after the applicable payment date, any dividends or other distributions to which such holder is entitled pursuant to Section 2.4(b). The Exchange Fund shall not be used for any other purpose other than the purposes provided for in the immediately preceding sentence.

(b) Subject to the effect of applicable abandoned property, escheat or similar Laws, following the Merger Effective Time, the record holder of shares (other than Cancelled Shares) of Company Common Stock at the Merger Effective Time shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Merger Effective Time theretofore payable with respect to the whole shares of Acquiror Common Stock represented by such shares of Company Common Stock and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Acquiror Common Stock represented by such shares of Company Common Stock with a record date after the Merger Effective Time (but before the issuance of Acquiror Common Stock issuable with respect to such shares of Company Common Stock) and with a payment date subsequent to the issuance of Acquiror Common Stock issuable with respect to such shares of Company Common Stock.

2.5 No Further Ownership Rights. All Merger Consideration paid by Acquiror in accordance with the terms of Article I and Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to Company Common Stock in respect of which such Merger Consideration was paid. From and after the Merger Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Merger Effective Time.

2.6 Net Asset Value Calculation.

(a) Acquiror shall deliver to the Company a calculation of the net asset value per share of Acquiror Common Stock as of a date mutually agreed between the Company and Acquiror, such date to be no earlier than 48 hours (excluding Sundays and holidays) prior to the Merger Effective Time (such agreed date, the “Determination Date”), calculated in good faith as of such date and based on the valuation principles, assumptions and methodologies, and applying the categories of adjustments to net asset value, as set forth on Exhibit A (the “Closing Acquiror Net Asset Value”); provided that Acquiror shall update the calculation of the Closing Acquiror Net Asset Value in the event the Closing is subsequently delayed or that there is more than a de minimis change to the Closing Acquiror Net Asset Value prior to the Closing and as needed to ensure the Closing Acquiror Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Merger Effective Time; provided further that the Acquiror Board, including the Acquiror Special Committee, shall be required to approve, and the Acquiror Adviser shall certify in writing to the Company the calculation of the Closing Acquiror Net Asset Value.

(b) The Company shall deliver to Acquiror a calculation of the net asset value per share of Company Common Stock as of the Determination Date, calculated in good faith as of such date and based on the valuation principles, assumptions and methodologies, and applying the categories of adjustments to net asset value, as set forth on Exhibit A (the “Closing Company Net Asset Value”); provided that the Company shall update the calculation of the Closing Company Net Asset Value in the event the Closing is subsequently delayed or that there is more than a de minimis change to the Closing Company Net Asset Value prior to the Closing and as needed to ensure the Closing Company Net Asset Value is determined within 48 hours (excluding Sundays and holidays) prior to the Merger Effective Time; provided further that the Company Board, including the Company Special Committee, shall be required to approve, and the Company Manager shall certify in writing to Acquiror, the calculation of the Closing Company Net Asset Value.

(c) Each Adviser agrees to give each of the Company and Acquiror and its respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation provided pursuant to this Section 2.6 and to the information, books, records, work papers and back-up materials used or useful in preparing each such calculation, including without limitation any reports prepared by valuation agents, in order to assist such party with its review of such calculation.

2.7 Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company as of the first anniversary of the Merger Effective Time may be paid to Acquiror, upon Acquiror’s written demand to the Paying and Exchange Agent. In such event, any former stockholders of the Company who have not theretofore complied with any applicable requirements to receive cash in lieu of fractional shares of Acquiror Common Stock shall thereafter look only to Acquiror with respect to such cash in lieu of fractional shares, without any interest thereon. Notwithstanding the foregoing, none of the Company, Acquiror, the Surviving Company, the Paying and Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith pursuant to applicable abandoned property, escheat or similar Laws.

2.8 Withholding Rights. Acquiror or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from amounts payable pursuant to this Agreement to any holder of Company Common Stock such amounts as are required to be deducted and withheld under the Code, or under any provision of state, local or foreign Tax Law; provided, the entity deducting or withholding such amount shall use reasonable best efforts to (i) provide advance written notice at least ten (10) Business Days prior in writing to such deduction or withholding and (ii) cooperate with such Person to reduce or eliminate any such deduction or withholding (including by providing such Person with an opportunity to provide any forms, certificates, or other documentation that would reduce or eliminate such deduction or withholding). To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient.

2.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and Income Tax Regulations section 1.368-2(g) and 1.368-3(a). The parties will report consistently with such intention, and no party will take a reporting position that is inconsistent with that intention, unless otherwise required by applicable Law or an applicable Governmental Entity in connection with any tax audit or other tax contest. None of the parties to this Agreement makes any representation that the Merger will so qualify.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except with respect to matters that have been Previously Disclosed and in reliance on Section 5.8 of this Agreement, the Company hereby represents and warrants to Acquiror that:

3.1 Corporate Organization.

(a) The Company is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the SDAT. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) True, complete and correct copies of the Articles of Amendment and Restatement of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by the Company.

(c) Each Consolidated Subsidiary of the Company (i) is duly incorporated or duly formed, as applicable to each such Consolidated Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (iii) is duly licensed or qualified to do business as a foreign corporation or other business entity in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, other than in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 100,000,000 shares of Company Common Stock, of which 21,314,392 were outstanding as of the close of business on June 11, 2026 (the “Company Capitalization Date”) and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share, none of which was outstanding as of the close of business on the Company Capitalization Date. As of the Company Capitalization Date, there were 399,490 unvested shares of Company Restricted Shares outstanding, none of which are reflected in the total number of shares of Company Common Stock outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to the Company attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of the Company may vote (“Voting Debt”) is issued or outstanding. As of the Company Capitalization Date, except as set forth on Section 3.2 of the Company Disclosure Schedule, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character (“Rights”) calling for the purchase or issuance of, or the payment of any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or other equity securities of the Company. There are no obligations of the Company or any of its Consolidated Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company, Voting Debt or any equity security of the Company or its Consolidated Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock, Voting Debt or any other equity security of the Company or its Consolidated Subsidiaries or (ii) pursuant to which the Company or any of its Consolidated Subsidiaries is or could be required to register shares of the Company’s capital stock or other securities under the Securities Act. All of the Company Common Stock sold has been sold in accordance with the requirements of the Securities Act and in material compliance with, if applicable, state “blue sky” Laws.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Consolidated Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any Liens (other than Liens securing obligations under credit facilities that have been Previously Disclosed), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (in respect of corporate entities) and free of preemptive rights. No Consolidated Subsidiary of the Company has or is bound by any outstanding Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of capital stock or any other equity security of such Consolidated Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Consolidated Subsidiary.

3.3 Authority; No Violation.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The Company Board (on the recommendation of the Company Special Committee) has unanimously (i) determined that (A) this Agreement, the BDC Election, the terms of the Merger and the Transactions are fair to and in the best interests of the Company and its stockholders and (B) the interests of the Company’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement, the BDC Election, the Merger and the Transactions, (iii) directed that the Company BDC Election Matters be submitted to the Company’s stockholders at the Company Stockholders Meeting; (iv) directed that that this Agreement and the Company Merger Matters be submitted to the Company’s stockholders at the Company Stockholders Meeting; and (v) resolved to recommend that the stockholders of the Company adopt the Company BDC Election Matters and the Company Merger Matters (such recommendations, the “Company Board Recommendation”). Except for receipt of Company Requisite Vote and the Post-BDC Election Approvals, the execution and delivery of this Agreement, the BDC Election and the consummation of the Merger and the other Transactions have been authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b) Except as otherwise set forth on Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance of this Agreement by the Company, will (i) violate any provision of Company Charter or Company Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any Law or Order applicable to the Company or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which the Company or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clauses (ii)(A) and (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by the Company of the Merger and the other Transactions, except for (i) the filing with the SEC of the BDC Election, (ii) the filing with the SEC of a joint proxy statement/prospectus in definitive form relating to the Acquiror Stockholders Meeting and the Company Stockholders Meeting to be held in connection with this Agreement, the BDC Election and the Transactions (the “Joint Proxy Statement/Prospectus”) and of a registration statement on Form N-14 or such other appropriate SEC form (the “Registration Statement”) in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT in respect of the Merger, (iv) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and approval of listing of such Acquiror Common Stock on NASDAQ, (v) the reporting of this Agreement on a Current Report on Form 8-K and (vi) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

3.5 Reports.

(a) The Company has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since January 1, 2024 (the “Applicable Date”) with the SEC (such filings since the Applicable Date, the “Company SEC Reports”), except for such failure to file or furnish as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries taken as a whole. No Company SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. All Company SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of the Company is required to make any filing with the SEC.

(b) Neither the Company nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to the Company’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of the Acquiror, the Company or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, nor has the Company or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of the Company, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) The Company has made available to Acquiror all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of the Company (i) there are no unresolved comments from the SEC with respect to Company SEC Reports or any SEC examination of the Company and (ii) none of Company SEC Reports is subject to any ongoing review by the SEC.

3.6 Company Financial Statements.

(a) The financial statements of the Company and its Consolidated Subsidiaries included (or incorporated by reference) in Company SEC Reports (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) to the Company’s knowledge, have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. BDO USA, P.C. (“BDO”) has not resigned, threatened resignation or been dismissed as the Company’s independent public accountant as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the consolidated audited balance sheet of the Company as of December 31, 2025 included in the audited financial statements set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2025 (the “Company Balance Sheet”), (B) liabilities incurred in the ordinary course of business since December 31, 2025, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in Company SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company, neither the Company nor any of its Consolidated Subsidiaries has any liabilities that would be required to be reflected or reserved against in the Company Balance Sheet in accordance with GAAP.

(c) Neither the Company nor any of its Consolidated Subsidiaries is a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company and its Consolidated Subsidiaries in Company SEC Reports.

(d) Since the Applicable Date, (i) neither the Company nor any of its Consolidated Subsidiaries nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Consolidated Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Consolidated Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Consolidated Subsidiaries has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing the Company or any of its Consolidated Subsidiaries, whether or not employed by the Company or any of its Consolidated Subsidiaries, has reported evidence of a material violation of securities laws, breach of duty or similar violation by the Company or any of its directors, officers or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(e) To the Company’s knowledge, since the Applicable Date, BDO, which has expressed its opinion with respect to the financial statements of the Company and its Consolidated Subsidiaries included in Company SEC Reports (including the related notes), has been (i) “independent” with respect to the Company and its Consolidated Subsidiaries within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC (collectively, the “Sarbanes-Oxley Act”), and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) The Company has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to allow the Company’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the Company’s management, with the participation of the Company’s principal executive and financial officers, has completed an assessment of the effectiveness of the Company’s internal controls over financial reporting for the fiscal year ended December 31, 2025 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, using the framework specified in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Company Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of the Company’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for the Company’s auditors any material weaknesses in internal controls; and

(iv) provided to Acquiror true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the Company Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to Acquiror true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) To the Company’s knowledge, there is no fraud or suspected fraud affecting the Company involving management of the Company or employees of the Company Manager who have significant roles in the Company’s internal control over financial reporting, when such fraud could have a material effect on the Company’s consolidated financial statements.

3.7 Broker’s Fees. Neither the Company nor any of its Consolidated Subsidiaries nor any of their respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions.

3.8 Absence of Changes or Events. Since December 31, 2025, (a) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby, the business of the Company and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (b) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company and (c) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of Acquiror under Section 6.1 or 6.2.

3.9 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 3.9 of the Company Disclosure Schedule,

(a) the Company and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company is, and was, fully qualified to sell shares of Company Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(b) the Company is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

(c) the Company and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit the Company and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company has not received any written or, to the Company’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.10 Company Information . None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the BDC Election will, at the time the BDC Election is filed with the SEC, (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (iii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of the Company or stockholders of Acquiror or at the time of the Company Stockholders Meeting or the Acquiror Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Acquiror or the Acquiror Adviser for inclusion or incorporation by reference in the BDC Election, the Registration Statement or the Joint Proxy Statement/Prospectus.

3.11 Taxes and Tax Returns.

(a) Each of the Company and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement, and all such Tax Returns are true, complete and correct in all material respects. Each of the Company and its Consolidated Subsidiaries has paid all material Taxes shown thereon as due and payable and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP.

(b) No material Tax Return of the Company or any Consolidated Subsidiary has been examined by the Internal Revenue Service (the “IRS”) or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon the Company or any of its Consolidated Subsidiaries for which the Company does not have reserves that are adequate under GAAP.

(c) Neither the Company nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) any agreement or arrangement entered into in the ordinary course of business the principal purpose of which is not Taxes or (ii) any agreement or arrangement exclusively between or among the Company and its Consolidated Subsidiaries).

(d) Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither the Company nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply.

(e) Neither the Company nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by the Company or any of its Consolidated Subsidiaries.

(f) Neither the Company nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If the Company or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(g) The Company: (i) at all times commencing with its taxable year ended December 31, 2021, and through and including its taxable year ended December 31, 2025, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) at all times has been organized and has operated in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to be organized and to operate in such a manner as to qualify as a REIT and will be subject to taxation as a REIT for its taxable year that will end with the Merger Effective Time; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a REIT, and to its knowledge is not subject to any pending challenges by, and has not received any written communications from, the IRS or any other Governmental Entity with respect to its qualification as a REIT. The Company has no subsidiaries that are classified as REITs.

(h) Each of the Company’s Consolidated Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation), or (ii) a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code.

(i) Neither the Company nor any of its Consolidated Subsidiaries (other than any “taxable REIT subsidiaries,” within the meaning of Section 856(l) of the Code) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(j) For each taxable year since the Company’s election to be taxed as a REIT, the Company has satisfied (i) the 75% gross income test set forth in Section 856(c)(3) of the Code and (ii) the 95% gross income test set forth in Section 856(c)(2) of the Code.

(k) At the close of each quarter of each taxable year since the Company’s election to be taxed as a REIT, the Company has satisfied each of the asset tests set forth in Section 856(c)(4) of the Code, including (i) the requirement that at least 75% of the value of the Company’s total assets be represented by real estate assets, cash and cash items, and government securities, (ii) the requirement that not more than 25% of the value of the Company’s total assets be represented by securities (other than those includible under clause (i)), (iii) the requirement that not more than 20% or 25% (as applicable) of the value of the Company’s total assets be represented by securities of one or more taxable REIT subsidiaries, (iv) the requirement that not more than 5% of the value of the Company’s total assets be represented by securities of any one issuer (other than securities includible under clause (i) or securities of a taxable REIT subsidiary), (v) the requirement that the Company not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer (other than securities includible under clause (i) or securities of a taxable REIT subsidiary), and (vi) the requirement that the Company not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer (other than securities includible under clause (i) or securities of a taxable REIT subsidiary), in each case, taking into account the provisions of Section 856(c)(7).

(l) For each taxable year since the Company’s election to be taxed as a REIT, the Company has distributed dividends in an amount sufficient to satisfy the distribution requirements of Section 857(a)(1) of the Code.

(m) Prior to the Merger Effective Time, the Company shall have declared and paid a Tax Dividend with respect to all taxable years ended prior to the Merger Effective Time. Prior to the Determination Date, the Company shall have declared a Tax Dividend with respect to the final taxable year ending as a result of the Merger.

(n) The Company and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes, including information reporting requirements, and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(o) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(p) After giving effect to the Tax Dividend, the Company will have no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(q) The Company is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(r) No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any of its Consolidated Subsidiaries does not file Tax Returns that the Company or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(s) Neither the Company nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(t) Neither the Company nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(u) Neither the Company nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than the Company and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(v) Neither the Company nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is the Company or any of its Consolidated Subsidiaries).

(w) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Consolidated Subsidiaries.

3.12 Litigation. There are no material Proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Consolidated Subsidiaries. There is no Order binding upon the Company or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.13 Employee Matters. Neither the Company nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or any employment, bonus, incentive, vacation, stock option or other equity based, severance, termination, retention, change of control, profit sharing, fringe benefit, health, medical or other similar plan, program or agreement (collectively, “Employee Benefit Plans”).

3.14 Certain Contracts.

(a) The Company has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to Acquiror of, all Contracts (collectively, the “Company Material Contracts”) to which, as of the date hereof, the Company or any of its Consolidated Subsidiaries is a party, or by which the Company or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of the Company, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to the Company or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of the Company or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by the Company or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of the Company or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole);

(iv) any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to the Company and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of the Company and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that the Company and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in Company SEC Reports;

(vii) any Contract that obligates the Company or any of its Consolidated Subsidiaries to conduct any business that is material to the Company and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party, or upon consummation of the Merger, will obligate Acquiror, the Surviving Company or any of their Consolidated Subsidiaries to conduct business with any third-party on an exclusive basis; or

(viii) any Contract with a Governmental Entity.

(b) Each Company Material Contract is (x) valid and binding on the Company or its applicable Consolidated Subsidiary and, to the Company’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. The Company Management Agreement has been approved in accordance with applicable law. Prior to the BDC Election, the New BDC Advisory Agreement will be approved by the Company Board and stockholders of the Company in accordance with Section 15 of the Investment Company Act. Neither the Company nor any of its Consolidated Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No Company Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to the Company or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Company Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.15 Insurance Coverage. All material insurance policies maintained by the Company or any of its Consolidated Subsidiaries and that name the Company or any of its Consolidated Subsidiaries as an insured (each, a “Company Insurance Policy”), are in full force and effect and all premiums due and payable with respect to each Company Insurance Policy have been paid. Neither the Company nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Company Insurance Policy.

3.16 Intellectual Property. The Company and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all patents, patent applications, patent rights, trademarks, trademark applications, trademark rights, trade names, trade name rights, service marks, service mark applications, service mark rights, copyrights, computer programs and other proprietary intellectual property rights (collectively, “Intellectual Property Rights”) that are material to the conduct of the business of the Company and its Consolidated Subsidiaries taken as a whole (hereinafter, “Company Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. No claims are pending for which the Company has received written notice or, to the knowledge of the Company, threatened (i) that the Company or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Company Intellectual Property Right is invalid or unenforceable. To the knowledge of the Company, no Person is infringing, misappropriating or using without authorization the rights of the Company or any of its Consolidated Subsidiaries with respect to any Company Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Consolidated Subsidiaries, taken as a whole.

3.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company:

(a) there are no Proceedings of any kind, pending or, to the knowledge of the Company, threatened, against the Company or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b) there are no Orders by or with any Governmental Entity, imposing any liability or obligation on the Company or any of its Consolidated Subsidiaries under or in respect of any Environmental Law; and

(c) there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by the Company or any of its Consolidated Subsidiaries during the period of the Company’s or its Consolidated Subsidiary’s ownership or lease.

(d) to the knowledge of the Company, none of the Company nor any of its Consolidated Subsidiaries has entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by the Company or any of its Consolidated Subsidiaries.

3.18 Real Property. Neither the Company nor any of its Consolidated Subsidiaries owns or leases any real property.

3.19 Investment Assets. Each of the Company and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of the Company or its Consolidated Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed.

3.20 State Takeover Laws. No restrictions on “business combinations” set forth in any “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such laws, “Takeover Statutes”) are applicable to this Agreement, the Merger or the other Transactions.

3.21 Appraisal Rights. In accordance with Title 3, Subtitle 2 of the MGCL and the Company Charter, no appraisal rights shall be available to holders of Company Common Stock in connection with the Transactions.

3.22 Valuation. The value of each investment asset owned by the Company that is used in connection with the computations made by the Company pursuant to Section 2.6 will be determined in accordance with the valuation principles, assumptions and methodologies, and applying the categories of adjustments to net asset value, applicable to the Company as set forth on Exhibit A, and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement. The value of all assets owned by the Company other than investment assets that are used in connection with the computations made by the Company pursuant to Section 2.6 will be determined in accordance with GAAP. All third party valuations shall have been conducted by Stout Risius Ross, LLC.

3.23 Opinion of Financial Advisor. Company Special Committee has received the opinion of Oppenheimer & Co. Inc., financial advisor to Company Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio (as specified in such opinion) was fair, from a financial point of view, to the Company’s stockholders (other than the Company Manager, the Acquiror, the Acquiror Adviser and any of their respective Affiliates).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR

Except with respect to matters that have been Previously Disclosed and in reliance on Section 5.8 of this Agreement, Acquiror hereby represents and warrants to the Company that:

4.1 Corporate Organization.

(a) Acquiror is a corporation duly incorporated and validly existing under the Laws of the State of Maryland and in good standing with the SDAT. Acquiror has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror. Acquiror has duly elected to be regulated as a BDC and such election has not been revoked or withdrawn and is in full force and effect.

(b) True, complete and correct copies of the form of Articles of Incorporation of Acquiror (the “Acquiror Charter”) and the form of Bylaws of Acquiror (the “Acquiror Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by Acquiror.

(c) The Acquiror has no Subsidiaries.

4.2 Capitalization. The authorized capital stock of Acquiror consists of (i) 100,000,000 shares of Acquiror Common Stock, of which 22,890,590 were outstanding as of the close of business on June 11, 2026 (the “Acquiror Capitalization Date”). All of the issued and outstanding shares of Acquiror Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to Acquiror attaching to the ownership thereof. All of the shares of Acquiror Common Stock constituting the Merger Consideration will be, when issued pursuant to the terms of the Merger, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability with respect to Acquiror attaching to the ownership thereof. As of the date of this Agreement, no Indebtedness having the right to vote on any matters on which stockholders of Acquiror may vote (“Acquiror Voting Debt”) is issued or outstanding. As of the Acquiror Capitalization Date, except as otherwise set forth on Section 4.2 of the Acquiror Disclosure Schedule, Acquiror does not have and is not bound by any Rights calling for the purchase or issuance of, or the payment of any amount based on, any shares of Acquiror Common Stock, Acquiror Voting Debt or any other equity securities of Acquiror or any securities representing the right to purchase or otherwise receive any shares of Acquiror Common Stock, Acquiror Voting Debt or other equity securities of Acquiror. There are no obligations of Acquiror (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Acquiror, Acquiror Voting Debt or any equity security of Acquiror or any securities representing the right to purchase or otherwise receive any shares of capital stock, Acquiror Voting Debt or any other equity security of Acquiror or (ii) pursuant to which Acquiror is or could be required to register shares of Acquiror capital stock or other securities under the Securities Act. All of Acquiror Common Stock sold has been sold pursuant to an effective registration statement filed under the Securities Act or an appropriate exemption therefrom and in accordance with the Investment Company Act and, if applicable, state “blue sky” Laws.

4.3 Authority; No Violation.

(a) Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The Acquiror Board (on the recommendation of the Acquiror Special Committee) has unanimously (i) determined that (x) this Agreement and the terms of the Merger and the other Transactions, including the issuance of Acquiror Common Stock in connection with the Merger (the “Acquiror Stock Issuance”), are fair to and in the best interests of Acquiror and its stockholders and (y) the interests of Acquiror’s existing stockholders will not be diluted as a result of the Transactions, (ii) approved and declared advisable this Agreement and the Transactions, including the proposed Acquiror Stock Issuance, (iii) directed that this Agreement and the Merger and the other Transactions contemplated hereby, including the Acquiror Stock Issuance, be submitted to Acquiror’s stockholders at a duly held meeting of such stockholders (the “Acquiror Stockholders Meeting”) and (iv) resolved to recommend that the stockholders of Acquiror approve this Agreement and the Merger and the other Transactions contemplated hereby, including the Acquiror Stock Issuance (such recommendation, collectively, the “Acquiror Board Recommendation”). Except for receipt of the Acquiror Requisite Vote, the Merger and the Transactions have been authorized by all necessary corporate action on the part of Acquiror. This Agreement has been duly and validly executed and delivered by Acquiror and (assuming due authorization, execution and delivery by Acquiror) constitutes the valid and binding obligation of each of Acquiror, enforceable against each of Acquiror in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b) Except as otherwise set forth on Section 4.3(b) of the Acquiror Disclosure Schedule, neither the execution and delivery of this Agreement by Acquiror, nor the consummation by Acquiror of the Transactions, nor performance of this Agreement by Acquiror, will (i) violate any provision of the Acquiror Charter or the Acquiror Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 4.3(a) and Section 4.4 are duly obtained and/or made, (A) violate any Law or Order applicable to Acquiror or any of its Consolidated Subsidiaries or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Acquiror or any of its Consolidated Subsidiaries under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which Acquiror or any of its Consolidated Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii)(B), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

4.4 Governmental Consents. No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the consummation by Acquiror of the Merger and the other Transactions, except for (i) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Registration Statement in which the Joint Proxy Statement/Prospectus will be included as a prospectus, and declaration of effectiveness of the Registration Statement by the SEC, (ii) the filing of the Articles of Merger with and the acceptance for record of the Articles of Merger by the SDAT in respect of the Merger, (iii) such filings and approvals, if any, as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and approval of listing of such Acquiror Common Stock on the Nasdaq Stock Market LLC, (iv) the reporting of this Agreement on a Current Report on Form 8-K and (v) any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

4.5 Reports.

(a) Except as otherwise set forth on Section 4.5(a) of the Acquiror Disclosure Schedule, Acquiror has timely filed or furnished all forms, statements, certifications, reports and documents that it was required to file since the Applicable Date with the SEC (such filings since the Applicable Date, the “Acquiror SEC Reports”), except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries taken as a whole. To Acquiror’s knowledge, no Acquiror SEC Report, at the time filed or furnished with the SEC, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading. To Acquiror’s knowledge, all Acquiror SEC Reports, as of their respective dates, complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. None of the Consolidated Subsidiaries of Acquiror is required to make any filing with the SEC.

(b) Neither Acquiror nor any of its Consolidated Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, any Governmental Entity that currently restricts in any material respect the conduct of its business (or to Acquiror’s knowledge that, upon consummation of the Merger, would restrict in any material respect the conduct of the business of Acquiror or any of its Consolidated Subsidiaries), or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its business, other than those of general application that apply to similarly situated BDCs or their Consolidated Subsidiaries, nor has Acquiror or any of its Consolidated Subsidiaries been advised in writing or, to the knowledge of Acquiror, verbally, by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any of the foregoing.

(c) Acquiror has made available to the Company all material correspondence with the SEC since the Applicable Date and, as of the date of this Agreement, to the knowledge of Acquiror, (i) there are no unresolved comments from the SEC with respect to the Acquiror SEC Reports or any SEC examination of Acquiror and (ii) none of the Acquiror SEC Reports is subject to any ongoing review by the SEC.

4.6 Acquiror Financial Statements.

(a) The financial statements, including the related Statements of Assets and Liabilities (including the Schedules of Investments), the Statements of Operations, the Statements of Changes in Net Assets, and the Statements of Cash Flows included (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable): (i) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Acquiror for the respective fiscal periods or as of the respective dates therein set forth (except that unaudited statements may not contain notes and are subject to recurring year-end audit adjustments normal in nature and amount), (ii) have complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and (iii) have been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. BDO has not resigned, threatened resignation or been dismissed as Acquiror’s independent public accountant as a result of or in connection with any disagreements with Acquiror on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except for (A) liabilities reflected or reserved against on the Statement of Assets and Liabilities (including the Schedules of Investments) of Acquiror as of December 31, 2025 included in the audited financial statements set forth in Acquiror’s annual report on Form 10-K for the year ended December 31, 2025 (the “Acquiror Statement of Assets and Liabilities”), (B) liabilities incurred in the ordinary course of business since December 31, 2025, (C) liabilities incurred in connection with this Agreement and the Transactions, (D) liabilities otherwise disclosed in the Acquiror SEC Reports and (E) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror, Acquiror does not have any liabilities that would be required to be reflected or reserved against in the Acquiror Statement of Assets and Liabilities in accordance with GAAP.

(c) Acquiror is not a party to or has any commitment to become a party to any off-balance sheet joint venture, partnership or similar contract with any unconsolidated Affiliate or “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Exchange Act) where the result or purpose of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of Acquiror in the Acquiror SEC Reports.

(d) Since the Applicable Date, (i) Neither Acquiror nor, to the knowledge of Acquiror, any director, officer, auditor, accountant or representative of Acquiror has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror or its internal accounting controls, including any complaint, allegation, assertion or claim that Acquiror has engaged in questionable or illegal accounting or auditing practices or maintains inadequate internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act), and (ii) no attorney representing Acquiror, whether or not employed by Acquiror, has reported evidence of a material violation of securities laws, breach of duty or similar violation by Acquiror or any of its officers, directors or agents to the Acquiror Board or any committee thereof or to any director or officer of Acquiror.

(e) To Acquiror’s knowledge, since the Applicable Date, BDO, which has expressed its opinion with respect to the financial statements of Acquiror included in the Acquiror SEC Reports (including the related notes), has been (i) “independent” with respect to Acquiror within the meaning of Regulation S-X, and (ii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the related rules of the SEC and the Public Company Accounting Oversight Board.

(f) The principal executive officer and principal financial officer of Acquiror have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct, and Acquiror is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act.

(g) Acquiror has in all material respects:

(i) designed and maintained a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that all information (both financial and non-financial) required to be disclosed by Acquiror in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to Acquiror’s management as appropriate to allow timely decisions regarding required disclosure and to allow Acquiror’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports;

(ii) designed and maintained a system of internal controls over financial reporting sufficient to provide reasonable assurance concerning the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization, (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) Acquiror’s management, with the participation of Acquiror’s principal executive and financial officers, has completed an assessment of the effectiveness of Acquiror’s internal controls over financial reporting for the fiscal year ended December 31, 2025 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, and such assessment concluded that Acquiror maintained, in all material respects, effective internal control over financial reporting as of December 31, 2025, using the framework specified in Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

(iii) (A) disclosed, based on its most recent evaluation, to its auditors and the audit committee of the Acquiror Board (1) any significant deficiencies or material weaknesses (as defined in the relevant Statement of Auditing Standards) in the design or operation of Acquiror’s internal controls over financial reporting that are reasonably likely to adversely affect its ability to record, process, summarize and report financial data and (2) any fraud, whether or not material, that involves management or other individuals who have a significant role in its internal controls over financial reporting and (B) identified for Acquiror’s auditors any material weaknesses in internal controls; and

(iv) provided to the Company true, complete and correct copies of any of the foregoing disclosures to its auditors or the audit committee of the Acquiror Board that have been made in writing from the Applicable Date through the date hereof, and will promptly provide to the Company true, complete and correct copies of any such disclosures that are made after the date hereof.

(h) The fair value of Acquiror’s investments as of December 31, 2025 (i) were determined in accordance with ASC Topic 820 (Fair Value Measurement) and (ii)  reflect a reasonable estimate of the fair value of such investments as determined in good faith, after due inquiry, by the Acquiror Board.

(i) To Acquiror’s knowledge, there is no fraud or suspected fraud affecting Acquiror involving management of Acquiror or employees of the Acquiror Adviser who have significant roles in Acquiror’s internal control over financial reporting, when such fraud could have a material effect on Acquiror’s consolidated financial statements.

4.7 Broker’s Fees. Neither Acquiror nor any of its respective directors, officers or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other Transactions, other than the fees of Keefe, Bruyette & Woods, Inc., financial advisor to the Acquiror Special Committee.

4.8 Absence of Changes or Events. Except as otherwise set forth on Section 4.8 of the Acquiror Disclosure Schedule, since December 31, 2025, (a) except as expressly permitted or required by or in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Acquiror and its Consolidated Subsidiaries has been conducted in the ordinary course of business, (b) there has not been any Effect that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror and (c) there has not been any material action that, if it had been taken after the date hereof, would have required the consent of the Company under Section 6.1 or Section 6.2.

4.9 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 4.9 of the Acquiror Disclosure Schedule,

(a) Acquiror has filed Form N-54A with the SEC in connection with its election to be regulated as a business development company under the Investment Company Act. Such election has not been amended, modified, rescinded, or revoked and remains in full force and effect as of the date hereof.

(b) Acquiror has maintained at all times a majority of directors that are not “interested persons,” as defined in Section 2(a)(19) of the Investment Company Act, in accordance with Section 56(a) of the Investment Company Act.

(c) Acquiror and each of its Consolidated Subsidiaries is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror. Acquiror has not received any written or, to Acquiror’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws, which non-compliance would, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole. Acquiror has operated in compliance with all listing standards of the Nasdaq Stock Market LLC since Acquiror Common Stock began trading thereon other than as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole. Acquiror is not subject to any “stop order” and is, and was, fully qualified to sell shares of Acquiror Common Stock in each jurisdiction in which such shares were registered and sold, other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

(d) Acquiror is in compliance, and since it commenced operations, has complied with its investment policies and restrictions and portfolio valuation methods, if any, as such policies and restrictions have been set forth in its registration statement (as amended from time to time) or reports that it has filed with the SEC under the Exchange Act and applicable Laws, if any, other than any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

(e) Acquiror has written policies and procedures adopted pursuant to Rule 38a-1 under the Investment Company Act that are reasonably designed to prevent material violations of the “Federal Securities Laws,” as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act, including a written code of ethics in compliance with Rule 17j-1 of the Investment Company Act. There have been no “Material Compliance Matters” for Acquiror, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, other than those that have been reported to the Acquiror Board and satisfactorily remedied or are in the process of being remedied or those that would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole.

(f) Acquiror and each of its Consolidated Subsidiaries has at all times maintained asset coverage with respect to its senior securities in compliance with Section 61 of the Investment Company Act and the applicable asset coverage requirements thereunder.

(g) Acquiror and each of its Consolidated Subsidiaries have adopted policies and procedures designed to ensure compliance with the restrictions on affiliated transactions set forth in Section 57 of the Investment Company Act, including procedures for the identification and review of proposed affiliated transactions by the independent directors. Acquiror and each of its Consolidated Subsidiaries have complied with the restrictions on affiliated transactions set forth in Section 57 of the Investment Company Act and any applicable SEC exemptive orders.

(h) Acquiror and each of its Consolidated Subsidiaries have complied with the approval requirements in respect of the investment advisory agreement with its investment advisor, as set forth in Section 15 of the Investment Company Act.

(i) Acquiror and each of its Consolidated Subsidiaries have maintained at all times the fidelity bond coverage required under Rule 17g-1 of the Investment Company Act.

(j) Acquiror and each of its Consolidated Subsidiaries have maintained at all times a qualified custodian, as defined in Section 26(a)(1) of the Investment Company Act, to hold its securities and other investments in compliance with Section 17(f) of the Investment Company Act.

(k) Acquiror and each of its Consolidated Subsidiaries have complied with the approval requirements in respect of their auditors, as set forth in Section 32(a) of the Investment Company Act.

(l) Acquiror and each of its Consolidated Subsidiaries holds and is in compliance with all Permits required in order to permit Acquiror and each of its Consolidated Subsidiaries to own or lease their properties and assets and to conduct their businesses under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole. Acquiror has not received any written or, to Acquiror’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole.

(m) No “affiliated person” (as defined under the Investment Company Act) of Acquiror has been subject to disqualification to serve in any capacity contemplated by the Investment Company Act for any investment company (including a BDC) under Sections 9(a) and 9(b) of the Investment Company Act, unless, in each case, such Person has received exemptive relief from the SEC with respect to any such disqualification. There is no material Proceeding pending and served or, to the knowledge of Acquiror, threatened that would result in any such disqualification.

4.10 Acquiror Information. None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in (i) the BDC Election will, at the time the BDC Election is filed with the SEC, (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (iii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of the Company or stockholders of Acquiror or at the time of the Company Stockholders Meeting or the Acquiror Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Acquiror with respect to information supplied by the Company or the Company Manager for inclusion or incorporation by reference in the BDC Election, Registration Statement or the Joint Proxy Statement/Prospectus.

4.11 Taxes and Tax Returns.

(a) Acquiror and each of its Consolidated Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns required to be filed by it on or prior to the date of this Agreement (all such Tax Returns are true, complete and correct in all material respects), has paid all material Taxes shown thereon as due and payable and has duly paid or made provision for the payment of all material Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against under GAAP.

(b) No material Tax Return of Acquiror or any Consolidated Subsidiary has been examined by the IRS or other relevant taxing authority. There are no material disputes pending, or written claims asserted, for Taxes or assessments upon Acquiror or any of its Consolidated Subsidiaries for which Acquiror does not have reserves that are adequate under GAAP.

(c) Neither Acquiror nor any of its Consolidated Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than (i) such an agreement entered into in the ordinary course of business the principal purpose of which is not Taxes or (ii) such an agreement or arrangement exclusively between or among Acquiror and its Consolidated Subsidiaries).

(d) Within the past five years (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part), neither Acquiror nor any of its Consolidated Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution of stock which qualified or was intended to qualify under Section 355(a) of the Code and to which Section 355 of the Code (or so much of Section 356 of the Code, as it relates to Section 355 of the Code) applied or was intended to apply.

(e) Neither Acquiror nor any of its Consolidated Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code, no such adjustment has been proposed by the IRS and no pending request for permission to change any accounting method has been submitted by Acquiror or any of its Consolidated Subsidiaries.

(f) Neither Acquiror nor any of its Consolidated Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2). If Acquiror or any of its Consolidated Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), such entity has properly disclosed such transaction in accordance with the applicable Tax regulations.

(g) Acquiror: (i) made a valid election under Part I of Subchapter M of Subtitle A, Chapter 1, of the Code to be taxed as a RIC, and at all times since the beginning of its taxable year ended March 31, 2022, and through and including its taxable year ended March 31, 2026, has been subject to taxation as a RIC and has satisfied all requirements to qualify as a RIC in such years; (ii) at all times has been organized and has operated in a manner consistent with the requirements for qualification and taxation as a RIC; (iii) intends to continue to be organized and to operate in such a manner as to qualify as a RIC for its taxable year that will include the Merger Effective Time and thereafter; and (iv) has not taken or to its knowledge omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Entity with respect to its qualification as a RIC, and to its knowledge is not subject to any pending challenges by, and has not received any written communications from, the IRS or any other Governmental Entity with respect to its qualification as a RIC. Acquiror has no Consolidated Subsidiaries that are classified as RICs. Based on the information made available to Acquiror by the Company regarding the Company’s assets and income as of the date of this Agreement, Acquiror has no reason to believe that the Surviving Company will not satisfy the requirements for qualification as a RIC for its taxable year that includes the Merger Effective Time and thereafter.

(h) Each of Acquiror’s Consolidated Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income Tax purposes as (i) a partnership or a disregarded entity (and not as a corporation or an association or publicly traded partnership taxable as a corporation) or (ii) a RIC.

(i) For each taxable year since Acquiror’s election to be treated as a RIC, Acquiror has satisfied the 90% gross income test set forth in Section 851(b)(2) of the Code.

(j) At the close of each quarter of each taxable year since Acquiror’s election to be treated as a RIC, Acquiror has satisfied the asset diversification requirements set forth in Section 851(b)(3) of the Code, including (i) the requirement that at least 50% of the value of Acquiror’s total assets be represented by cash and cash items, government securities, securities of other RICs, and other securities limited in respect of any one issuer to an amount not greater than 5% of the value of Acquiror’s total assets and to not more than 10% of the outstanding voting securities of such issuer, and (ii) the requirement that not more than 25% of the value of Acquiror’s total assets be invested in (x) the securities (other than government securities or securities of other RICs) of any one issuer, (y) the securities (other than securities of other RICs) of two or more issuers controlled by Acquiror and engaged in the same or similar trades or businesses or related trades or businesses, or (z) the securities of one or more qualified publicly traded partnerships, in each case, taking into account the provisions of Section 851(d) of the Code.

(k) For each taxable year since Acquiror’s election to be treated as a RIC, Acquiror has distributed dividends in an amount sufficient to satisfy the distribution requirements of Section 852(a)(1) of the Code.

(l) Acquiror and its Consolidated Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by applicable Law, in all material respects, withheld from and paid over all amounts required to be so withheld and paid over under applicable Laws.

(m) Acquiror is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n) Acquiror has no “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code.

(o) Acquiror is not now and will not be subject to corporate-level income taxation on the sale, transfer or other disposition of its assets currently held as a result of the application of Section 337(d) of the Code or the Treasury Regulations promulgated thereunder.

(p) No claim has been made in writing by a taxing authority in a jurisdiction where Acquiror or any of its Consolidated Subsidiaries does not file Tax Returns that Acquiror or any such Consolidated Subsidiary is or may be subject to taxation by that jurisdiction, and which, if upheld, would reasonably result in a material Tax liability.

(q) Neither the Acquiror nor any of its Consolidated Subsidiaries has, or has ever had, a permanent establishment in any country other than the United States.

(r) Neither Acquiror nor any of its Consolidated Subsidiaries has requested a private letter ruling from the IRS or comparable rulings from other taxing authorities.

(s) Neither Acquiror nor any of its Consolidated Subsidiaries has any liability for the Taxes of another Person other than Acquiror and its Consolidated Subsidiaries under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee, successor or payable pursuant to a contractual obligation.

(t) Neither Acquiror nor any of its Consolidated Subsidiaries has ever been a member of a consolidated, combined or unitary Tax group (other than such a group the common parent of which is Acquiror or any of its Consolidated Subsidiaries).

(u) There are no material Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Acquiror or any of its Consolidated Subsidiaries.

4.12 Litigation. There are no material Proceedings pending or, to Acquiror’s knowledge, threatened against Acquiror or any of its Consolidated Subsidiaries. There is no Order binding upon Acquiror or any of its Consolidated Subsidiaries other than such Orders as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole.

4.13 Employee Matters. Neither Acquiror nor any of its Consolidated Subsidiaries has (i) any employees or (ii) any Employee Benefit Plans.

4.14 Certain Contracts.

(a) Acquiror has Previously Disclosed a complete and accurate list of, and true and complete copies have been delivered or made available (including via EDGAR) to the Company of, all Contracts (collectively, the “Acquiror Material Contracts”) to which, as of the date hereof, Acquiror or any of its Consolidated Subsidiaries is a party, or by which Acquiror or any of its Consolidated Subsidiaries may be bound, or, to the knowledge of Acquiror, to which it or any of its Consolidated Subsidiaries or their respective assets or properties may be subject, with respect to:

(i) any Contract that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K or that is material to Acquiror or its financial condition or results of operations;

(ii) any loans or credit agreements, mortgages, indentures and other agreements and instruments pursuant to which any Indebtedness of Acquiror or any of its Consolidated Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred, or any guarantee by Acquiror or any of its Consolidated Subsidiaries of any Indebtedness in an aggregate principal amount in excess of $500,000;

(iii) any Contract that creates future payment obligations in excess of $250,000 and that by its terms does not terminate, or is not terminable upon notice, without penalty within 90 days or less, or any Contract that creates or would create a Lien on any asset of Acquiror or its Consolidated Subsidiaries (other than Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business or as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole);

(iv) except with respect to investments set forth in the Acquiror SEC Reports, any partnership, limited liability company, joint venture or other similar Contract that is not entered into in the ordinary course of business and is material to Acquiror and its Consolidated Subsidiaries, taken as a whole;

(v) any non-competition or non-solicitation Contract or any other Contract that limits, purports to limit, or would reasonably be expected to limit in each case in any material respect the manner in which, or the localities in which, any material business of Acquiror and its Consolidated Subsidiaries, taken as a whole, is or could be conducted or the types of business that Acquiror and its Consolidated Subsidiaries conducts or may conduct;

(vi) any Contract relating to the acquisition or disposition of any business or operations (whether by merger, sale of stock, sale of assets or otherwise) involving value in excess of $250,000 (individually or together with all related Contracts) as to which there are any ongoing obligations or that was entered into on or after the Applicable Date other than Contracts entered into in the ordinary course of business with respect to investments set forth in the Acquiror SEC Reports;

(vii) any Contract that obligates Acquiror or any of its Consolidated Subsidiaries to conduct any business that is material to Acquiror and its Consolidated Subsidiaries, taken as a whole, on an exclusive basis with any third party; or

(viii) any Contract with a Governmental Entity.

(b) Each Acquiror Material Contract is (x) valid and binding on Acquiror or its applicable Consolidated Subsidiary and, to Acquiror’s knowledge, each other party thereto, (y) enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and (z) is in full force and effect other than in each case as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole. The investment management agreement between Acquiror and the Acquiror Adviser in effect as of the date of this Agreement has been approved by the Acquiror Board and stockholders of Acquiror in accordance with Section 15 of the Investment Company Act. Neither Acquiror nor any of its Consolidated Subsidiaries nor, to Acquiror’s knowledge, any other party thereto, is in material breach of any provisions of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Acquiror Material Contract other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror. No Acquiror Material Contract has been amended, modified or supplemented other than as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole. No event has occurred with respect to Acquiror or any of its Consolidated Subsidiaries that, with or without the giving of notice, the lapse of time or both, would constitute a breach or default under any Acquiror Material Contract other than as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole.

4.15 Insurance Coverage. All material insurance policies maintained by Acquiror or any of its Consolidated Subsidiaries and that name Acquiror or any of its Consolidated Subsidiaries as an insured (each, a “Acquiror Insurance Policy”), including the fidelity bond required by the Investment Company Act, are in full force and effect and all premiums due and payable with respect to each Acquiror Insurance Policy have been paid. Neither Acquiror nor any of its Consolidated Subsidiaries has received written notice of cancellation of any Acquiror Insurance Policy.

4.16 Intellectual Property. Acquiror and its Consolidated Subsidiaries own, possess or have a valid license or other adequate rights to use all Intellectual Property Rights that are material to the conduct of the business of Acquiror and its Consolidated Subsidiaries taken as a whole (hereinafter, “Acquiror Intellectual Property Rights”), except where the failure to own, possess or have adequate rights would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror. No claims are pending for which Acquiror has received written notice or, to the knowledge of Acquiror, threatened (i) that Acquiror or any of its Consolidated Subsidiaries is infringing or otherwise violating the rights of any Person with regard to any Intellectual Property Right, or (ii) that any Acquiror Intellectual Property Right is invalid or unenforceable. To the knowledge of Acquiror, no Person is infringing, misappropriating or using without authorization the rights of Acquiror or any of its Consolidated Subsidiaries with respect to any Intellectual Property Right, except as would not, individually or in the aggregate, reasonably be expected to be material to Acquiror and its Consolidated Subsidiaries, taken as a whole.

4.17 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Acquiror:

(a) there are no Proceedings of any kind, pending or, to the knowledge of Acquiror, threatened, against Acquiror or any of its Consolidated Subsidiaries, arising under any Environmental Law;

(b) there are no Orders by or with any Governmental Entity, imposing any liability or obligation on Acquiror or any of its Consolidated Subsidiaries under or in respect of any Environmental Law; and

(c) there are and have been no Hazardous Substances or other conditions related thereto at any property owned or premises leased by Acquiror or any of its Consolidated Subsidiaries during the period of Acquiror’s or its Consolidated Subsidiary’s ownership or lease.

(d) To the Acquiror’s knowledge, none of Acquiror nor any of its Consolidated Subsidiaries has entered into any Contract to provide indemnification to any third party pursuant to Environmental Laws in relation to any property previously owned by Acquiror or any of its Consolidated Subsidiaries.

4.18 Real Property. Neither Acquiror nor any of its Consolidated Subsidiaries owns or leases any real property.

4.19 Investment Assets. Each of Acquiror and its Consolidated Subsidiaries has good title to all securities, Indebtedness and other financial instruments owned by it, free and clear of any material Liens, except to the extent such securities, Indebtedness or other financial instruments, as applicable, are pledged to secure obligations of Acquiror or its Consolidated Subsidiaries under the credit facilities which have been Previously Disclosed and except for Liens consisting of restrictions on transfer agreed to in respect of investments entered into in the ordinary course of business and, if material, Previously Disclosed. As of the date of this Agreement, the value of investments owned by Acquiror that are “qualifying investments” for purposes of Section 55(a) of the Investment Company Act is greater than 70% of the value of Acquiror’s total assets (other than assets described in Section 55(a)(7) of the Investment Company Act). Acquiror has at all times made available significant managerial assistance, as defined in Section 2(a)(47) of the Investment Company Act, to the issuers of securities of eligible portfolio companies in which the Acquiror has made qualifying investments.

4.20 State Takeover Laws. No restrictions on “business combinations” set forth in any Takeover Statutes are applicable to this Agreement, the Merger or the other Transactions.

4.21 Valuation. The value of each investment asset owned by Acquiror that is used in connection with the computations made by Acquiror pursuant to Section 2.6 will be determined in accordance with the valuation principles, assumptions and methodologies, and applying the categories of adjustments to net asset value, applicable to Acquiror as set forth on Exhibit A, and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement. The value of all assets owned by Acquiror other than investment assets that are used in connection with the computations made by Acquiror pursuant to Section 2.6 will be determined in accordance with GAAP. All third party valuations shall have been conducted by Stout Risius Ross, LLC.

4.22 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Acquiror Special Committee has received the opinion of Keefe, Bruyette & Woods, Inc., financial advisor to the Acquiror Special Committee, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions, limitations, qualifications and other matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to Acquiror.

Article V

REPRESENTATIONS AND WARRANTIES OF THE ADVISERS

Except with respect to matters set forth in the Acquiror Adviser Disclosure Schedule or the Company Manager Disclosure Schedule, as applicable, each of the Acquiror Adviser and the Company Manager (each referred to herein as “Adviser”) hereby represents and warrants, only as to itself, to Acquiror and the Company as follows (provided that, notwithstanding anything to the contrary in this Article V, the representations and warranties in this Article V shall apply to each Adviser only to the extent applicable to such Adviser based on its regulatory status, and no representation or warranty herein shall be deemed to represent that the Company Manager is registered under the Investment Advisers Act or subject to provisions thereof except to the extent expressly required by applicable law):

5.1 Organization. Adviser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Adviser has the requisite power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, in each case, other than as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company.

5.2 Authority; No Violation.

(a) Adviser has all requisite power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement has been duly and validly approved by all necessary corporate actions of Adviser. This Agreement has been duly and validly executed and delivered by Adviser and (assuming due authorization, execution and delivery by all other parties hereto) constitutes the valid and binding obligation of Adviser, enforceable against Adviser in accordance with its terms (except as may be limited by the Bankruptcy and Equity Exception).

(b) Neither the execution and delivery of this Agreement by Adviser, nor the consummation of the Transactions, nor performance of this Agreement by Adviser, will (i) violate any provision of the organizational documents of the Adviser or (ii) (A) violate any Law or Order applicable to Adviser or (B) violate, conflict with, result in a breach of or the loss of any benefit under, constitute a default (or an event that, with or without the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, require the consent, approval or authorization of, or notice to or filing with any third-party with respect to, or result in the creation of any Lien upon any of the respective properties or assets of Adviser under, any of the terms, conditions or provisions of any Permit, Contract or other obligation to which Adviser is a party or by which its properties or assets is bound except, with respect to clause (ii), any such violation, conflict, breach, loss, default, termination, cancellation, acceleration, consent, approval or creation that would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company.

(c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery or performance of this Agreement by Adviser, except for any such consents, approvals, filings or registrations that the failure to obtain or make would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company.

5.3 Compliance with Applicable Law; Permits. Except as otherwise set forth on Section 5.3 of the Acquiror Adviser Disclosure Schedule or the Company Manager Disclosure Schedule, as applicable,

(a) Acquiror Adviser is, and at all times required by the Investment Advisers Act when Acquiror Adviser has been the investment adviser to the Acquiror has been, duly registered as an investment adviser under the Investment Advisers Act. Acquiror Adviser is, and at all times required by applicable Law (other than the Investment Advisers Act) when Acquiror Adviser has been the investment adviser to the Acquiror has been, duly registered, licensed or qualified as an investment adviser in each state or any other jurisdiction where the conduct of its business requires such registration, licensing or qualification, except where the failure to be so registered, licensed or qualified would not prevent Acquiror Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect on Acquiror.

(b) Adviser is in compliance, and has been operated in compliance, in all material respects, with all applicable Laws with regard to its management of each of Acquiror or the Company, including, if and to the extent applicable, the Investment Advisers Act, the Investment Company Act, the Securities Act and the Exchange Act other than as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company. Adviser has not received any written or, to Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any applicable Laws with regard to its management of each of Acquiror and the Company, which non-compliance would, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company.

(c) Adviser holds and is in compliance with all Permits required in order to permit Adviser to own or lease its properties and assets and to conduct its business under and pursuant to all applicable Law as presently conducted, other than any failure to hold or non-compliance with any such Permit that would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company. All such Permits are valid and in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company. Adviser has not received any written or, to Adviser’s knowledge, oral notification from a Governmental Entity of any material non-compliance with any such Permits, and no Proceeding is pending or threatened in writing to suspend, cancel, modify, revoke or materially limit any such Permits, which Proceeding would, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company.

(d) Acquiror Adviser has implemented written policies and procedures as required by Rule 206(4)-7 under the Investment Advisers Act (complete and correct copies of which have been made available to Acquiror) and, during the period prior to the date of this Agreement that Adviser has been the investment adviser to the Acquiror, Acquiror Adviser has been in compliance with such policies and procedures with regard to its management of Acquiror, except where the failures to adopt such policies and procedures or to be in compliance would not, individually or in the aggregate, be material to the Acquiror and its Consolidated Subsidiaries, taken as a whole.

(e) During the period prior to the date of this Agreement that it has been the adviser to the Company or Acquiror, there has been no material adverse change in the operations, affairs or regulatory status of Adviser.

5.4 Litigation. There are no Proceedings pending or, to Adviser’s knowledge, threatened against Adviser, except as would not reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company. There is no Order binding upon Adviser other than such Orders as would not, individually or in the aggregate, reasonably be expected to prevent Adviser from timely performing its material obligations under this Agreement or from consummating the Merger and the other Transactions or have a Material Adverse Effect with respect to Acquiror or the Company.

5.5 Valuation. The value of each investment asset owned by Acquiror or the Company that is used in connection with the computations made by Adviser on behalf of the Acquiror or the Company pursuant to Section 2.6 will be determined in accordance with the valuation principles, assumptions and methodologies, and applying the categories of adjustments to net asset value, applicable to Acquiror or the Company, as the case may be, as set forth on Exhibit A, and no exceptions to such valuation policies and procedures have been or will be permitted in valuing such assets in connection with the computations pursuant to Section 2.6 for purposes of this Agreement. The value of all assets owned by Acquiror other than investment assets that are used in connection with the computations made by Acquiror pursuant to Section 2.6 will be determined in accordance with GAAP. All third party valuations shall have been conducted by Stout Risius Ross, LLC.

5.6 Adviser Information. None of the information supplied or to be supplied by Adviser for inclusion or incorporation by reference in (i) the BDC Election will, at the time the BDC Election is filed with the SEC, (ii) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement becomes effective under the Securities Act, or (iii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus or any amendment or supplement is first mailed to stockholders of the Company or stockholders of Acquiror or at the time of the Company Stockholders Meeting or the Acquiror Stockholders Meeting, in each case, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, except that no representation or warranty is made by Adviser with respect to information supplied by the Acquiror, the Company or the other Adviser for inclusion or incorporation by reference in the BDC Election, Registration Statement or the Joint Proxy Statement/Prospectus.

5.7 Financial Resources. Adviser has the financial resources available to it necessary for the performance of its services and obligations as contemplated in the Registration Statement and the Joint Proxy Statement/Prospectus and under this Agreement.

5.8 Acquiror or Company Representations and Warranties. To the knowledge of Adviser, as of the date hereof, the representations and warranties made by the Company in Article III or the representations and warranties made by Acquiror in Article IV, as applicable, are true and correct in all material respects.

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Businesses Prior to the Merger Effective Time. During the period from the date of this Agreement until the earlier of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly contemplated by this Agreement or with the prior written consent of the other parties hereto, which prior written consent shall not be unreasonably delayed, conditioned or withheld, each of the Company and Acquiror shall, and shall cause each of its respective Consolidated Subsidiaries to, (a) conduct its business in the ordinary course of business consistent with past practice and each of Acquiror’s and the Company’s investment objectives and policies as publicly disclosed, respectively, and (b) use reasonable best efforts to maintain and preserve intact its business organization and existing business relationships.

6.2 Forbearances. During the period from the date of this Agreement until the earlier of the Merger Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except as may be required by Law, as expressly contemplated by this Agreement (including without limitation necessary steps to be taken in connection with the BDC Election) or as set forth in Section 6.2 of the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as applicable, neither the Company nor Acquiror shall, and neither shall permit any of its respective Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of Acquiror or the Company, as applicable (which prior written consent shall not be unreasonably delayed, conditioned or withheld):

(a) Other than pursuant to such party’s dividend reinvestment plan as in effect as of the date of this Agreement or pursuant to capital calls with respect to any Company subscription agreements, issue, deliver, sell or grant, or encumber or pledge, or authorize the creation of (i) any shares of its capital stock, (ii) any such party’s Voting Debt or other voting securities or (iii) any securities convertible into or exercisable or exchangeable for, or any other Rights to acquire, any such shares or other securities.

(b) (i) Make, authorize, declare, pay or set aside any dividend in respect of, or declare or make any distribution on, any shares of its capital stock, except for (A) the authorization, announcement and payment of regular quarterly cash distributions payable on a quarterly basis consistent with past practices and such party’s investment objectives and policies as publicly disclosed, (B) the authorization and payment of any dividend or distribution necessary for such party to maintain its qualification as a RIC or REIT or to avoid the imposition of any income or excise tax, as reasonably determined by such party, (C) dividends payable by any direct or indirect wholly owned Consolidated Subsidiary of such party to such party or another direct or indirect wholly owned Consolidated Subsidiary of such party or (D) a Tax Dividend; (ii) adjust, split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire, any shares of its capital stock or any rights, warrants or options to acquire, or securities convertible into, such capital stock.

(c) Sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its assets or properties, except for (i) sales, transfers, leases, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice or in an aggregate amount not in excess of $1,000,000, or (ii) encumbrances required to secure Permitted Indebtedness of such party or any of its Consolidated Subsidiaries.

(d) Acquire or agree to acquire all or any portion of the assets, business or properties of any other Person, whether by merger, consolidation, purchase or otherwise or make any other investments, except in a transaction conducted in the ordinary course of business consistent with such party’s investment objectives.

(e) Amend the Company Charter, Company Bylaws, the Acquiror Charter, the Acquiror Bylaws or other governing documents or similar governing documents of any of its Consolidated Subsidiaries.

(f) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, other than as required by applicable Law, GAAP, the SEC or applicable regulatory requirements.

(g) Hire any employees; establish, become a party to or commit to adopt any Employee Benefit Plan other than the Company Incentive Plan; or amend, modify or waive any provision of the Company Incentive Plan.

(h) Take any action or knowingly fail to take any action that would, or would reasonably be expected to (i) materially delay or materially impede the ability of the parties to consummate the Transactions or (ii) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that the foregoing shall not preclude the Company from declaring or paying any Tax Dividend on or before the Closing Date.

(i) Incur any Indebtedness for borrowed money or guarantee any Indebtedness of another Person, except for (i) draw-downs with respect to any Previously Disclosed financing arrangements existing as of the date of this Agreement and obligations to fund commitments to portfolio companies entered into in the ordinary course of business; (ii) Permitted Indebtedness or (iii) in an aggregate amount not in excess of $250,000.

(j) Make or agree to make any new capital expenditure other than obligations to fund commitments to portfolio companies entered into in the ordinary course of business or in an aggregate amount not in excess of $500,000.

(k) File or amend any material Tax Return other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed; make, change or revoke any Tax election; or settle or compromise any material Tax liability or refund.

(l) Take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause such party to fail to qualify as a RIC or a REIT, as applicable.

(m) Enter into any new line of business other than in the ordinary course of business consistent with past practice and such party’s investment objectives and policies as publicly disclosed (it being understood that this prohibition does not apply to any portfolio companies in which such party or any of its Consolidated Subsidiaries has made a debt or equity investment that is, would or should be reflected in such party’s schedule of investments included in its quarterly or annual periodic reports that are filed with the SEC).

(n) Other than in the ordinary course of business consistent with past practice and such party’s investment objectives, enter into any Contract that would otherwise constitute a Company Material Contract or Acquiror Material Contract, as applicable, had it been entered into prior to the date of this Agreement.

(o) Other than in the ordinary course of business consistent with past practice and such party’s investment objectives, terminate, cancel, renew or agree to any material amendment of, change in or waiver under any Company Material Contract or Acquiror Material Contract.

(p) Settle any Proceeding against it, except for Proceedings that (i) are settled in the ordinary course of business consistent with past practice and such party’s investment objectives, in an amount not in excess of $250,000 in the aggregate (after reduction by any insurance proceeds actually received); (ii) would not impose any material restriction on the conduct of business of it or any of its Consolidated Subsidiaries or, after the Merger Effective Time, Acquiror, the Company, the Surviving Company or any of their Consolidated Subsidiaries and (iii) would not admit liability, guilt or fault.

(q) Other than in the ordinary course of business and consistent with such party’s investment objectives, (i) pay, discharge or satisfy any Indebtedness for borrowed money, other than the payment, discharge or satisfaction required pursuant to the terms of outstanding debt of such party or its Consolidated Subsidiaries as in effect as of the date of this Agreement or other Permitted Indebtedness or (ii) cancel any material Indebtedness.

(r) Except as otherwise expressly contemplated by this Agreement, merge or consolidate such party or any of its Consolidated Subsidiaries with any Person or enter into any other similar extraordinary corporate transaction with any Person, or adopt, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of such party or any of its Consolidated Subsidiaries.

(s) Agree to take, make any commitment to take, or adopt any resolutions of the Company Board or the Acquiror Board, as applicable, authorizing, any of the actions prohibited by this Section 6.2.

Article VII

ADDITIONAL AGREEMENTS

7.1 Reasonable Best Efforts.

(a) Subject to the right of Acquiror to take any action that constitutes an Acquiror Adverse Recommendation Change as expressly permitted pursuant to Section 7.7, and the right of the Company to take any action that constitutes a Company Adverse Recommendation Change as expressly permitted pursuant to Section 7.8, the parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, including to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all Permits of all Governmental Entities and all permits, consents, approvals, confirmations and authorizations of all third parties, in each case, that are necessary or advisable, to consummate the Transactions (including the BDC Election and the Merger) in the most expeditious manner practicable, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(b) In furtherance (but not in limitation) of the foregoing, each of the Company and Acquiror shall as promptly as practicable file any required applications, notices or other filings with any applicable third-party or Governmental Entity in connection with the Transactions. Subject to applicable Law, Acquiror and the Company shall have the right to review in advance, and, to the extent practicable, each shall consult the other on all the information relating to Acquiror or the Company, as the case may be, and any of their respective Consolidated Subsidiaries, that appear in any filing made with, or written materials submitted to, any third-party or any Governmental Entity in connection with the Transactions. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all Permits, consents, approvals and authorizations of all third parties and Permits of all Governmental Entities necessary or advisable to consummate the Transactions and each party will keep the other reasonably apprised of the status of matters relating to completion of the Transactions. the Company, on the one hand, and Acquiror, on the other hand, shall each, in connection with the efforts referenced in this Section 7.1(a) to obtain all requisite Permits for the Transactions, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other party informed of any communication received by such party from, or given by such party to any Governmental Entity and (iii) subject to applicable Law, permit the other party to review, in advance, any written communication given by it to or received from, and consult with each other in advance of any meeting or conference with any such Governmental Entity, and to the extent permitted by the applicable Governmental Entity, give the other party the opportunity to attend and participate in such meetings and conferences subject to applicable Law.

(c) The parties shall cooperate with each other and use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary for Acquiror to assume and/or repay, as applicable, the Existing Company Credit Facility and the Company Notes at Closing, and each of Company and Acquiror shall execute such documentation, and shall cooperate and take such other actions as may be reasonably necessary to accomplish the foregoing.

7.2 Regulatory Matters.

(a) The Company and Acquiror shall as promptly as practicable following the execution and delivery of this Agreement jointly prepare and file with the SEC the Registration Statement. Each of the Company and Acquiror shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger. Acquiror and the Company shall use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be promptly mailed or delivered to their respective stockholders upon such effectiveness. Acquiror shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions, if any, and the Company shall use reasonable best efforts to furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested by Acquiror in connection with any such action.

(b) Each of the Company and Acquiror shall cooperate with the other in the preparation of the Registration Statement and shall furnish to the other all information reasonably requested as may be reasonably necessary or advisable in connection with the Registration Statement or any other filing or application made by or on behalf of the Company, Acquiror or any of their respective Consolidated Subsidiaries to any Governmental Entity in connection with the BDC Election, Merger and the other Transactions. Prior to the BDC Election Time, each party hereto shall promptly notify the other party (i) upon becoming aware of any event or circumstance that is required to be described in an amendment to the Registration Statement or in a supplement to the Joint Proxy Statement/Prospectus and (ii) after the receipt by it of any comments of the SEC with respect to the Joint Proxy Statement/Prospectus or the Registration Statement.

(c) Subject to applicable Law, each of the Company and Acquiror shall promptly advise the other upon receiving any communication from any Governmental Entity, the consent or approval of which is required for consummation of the Transactions, that causes such party to believe that there is a reasonable likelihood that any Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed or conditioned.

7.3 Stockholder Approval.

(a) Notwithstanding anything to the contrary in Section 7.7, unless the Acquiror Board has withdrawn the Acquiror Board Recommendation in compliance with Section 7.7, Acquiror shall submit to its stockholders the issue of the Acquiror Stock Issuance on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of such obligation, Acquiror shall take, in accordance with applicable Law and the Acquiror Charter and the Acquiror Bylaws, all actions necessary to send a notice as promptly as practicable (but in no event later than 10 Business Days) following the date on which the SEC declares the Registration Statement effective of which the Joint Proxy Statement/Prospectus forms a part, to convene the Acquiror Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the Acquiror Stock Issuance, on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the Acquiror Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of the Company (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the Acquiror Board has withdrawn the Acquiror Board Recommendation in compliance with Section 7.7, Acquiror shall use reasonable best efforts to obtain from Acquiror’s stockholders the Acquiror Requisite Vote, including, subject to Section 7.7, by providing to Acquiror’s stockholders the Acquiror Board Recommendation and including such recommendation in the Joint Proxy Statement/Prospectus and by, at the request of the Company, postponing or adjourning the Acquiror Stockholders Meeting to obtain a quorum or solicit additional proxies; provided that Acquiror shall not postpone or adjourn the Acquiror Stockholders Meeting for any other reason without the prior written consent of the Company (which prior written consent shall not be unreasonably delayed, conditioned or withheld). Without limiting the generality of the foregoing but subject to Acquiror’s right to terminate this Agreement pursuant to Section 9.1, Acquiror’s obligations pursuant to this Section 7.3(a) (including its obligation to submit to its stockholders the Acquiror Stock Issuance and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Acquiror, its Representatives or its stockholders of any Takeover Proposal (including any Acquiror Superior Proposal), or (ii) Acquiror effecting a Takeover Approval or delivering a Notice of an Acquiror Superior Proposal.

(b) Notwithstanding anything to the contrary in Section 7.8, unless (i) the Company Board has withdrawn the Company Board Recommendation in compliance with Section 7.8, or (ii) following the BDC Election Time, the Post-BDC Election Approvals have not been obtained, the Company shall submit to its stockholders this Agreement, the Company BDC Election Matters and the Company Merger Matters on the terms and conditions set forth in this Agreement and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions. In furtherance of such obligation, the Company shall take, in accordance with applicable Law and Company Charter and Company Bylaws, all actions necessary to send as promptly as practicable (i) the Joint Proxy Statement/Prospectus, and to convene the Company Stockholders Meeting, as promptly as practicable thereafter, to consider and vote upon the Company BDC Election Matters and Company Merger Matters on the terms and conditions set forth in this Agreement as well as any other such matters. The record date for the Company Stockholders Meeting shall be determined in prior consultation with and subject to the prior written approval of Acquiror (which prior written approval shall not be unreasonably delayed, conditioned or withheld). Unless the Company Board has withdrawn the Company Board Recommendation in compliance with Section 7.8 or the Company Board (on the recommendation of the Company Special Committee) has determined in good faith, that proceeding with or continuing the Company Stockholders Meeting would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable Law, the Company shall use reasonable best efforts to obtain from the Company’s stockholders Company Requisite Vote, including, subject to Section 7.8, providing to the Company’s stockholders the Company Board Recommendation of the approval of the Company BDC Election Matters and Company Merger Matters and including such recommendation in the Joint Proxy Statement/Prospectus and postponing or adjourning the Company Stockholders Meeting to obtain a quorum, solicit additional proxies or to otherwise allow for the filing of the BDC Election or other timing considerations. Without limiting the generality of the foregoing but subject to the Company’s right to terminate this Agreement pursuant to Section 9.1, the Company’s obligations pursuant to this Section 7.3(b) (including its obligation to submit to its stockholders the Company BDC Election Matters and Company Merger Matters and any other matters required to be approved or adopted by its stockholders in order to carry out the Transactions) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company, its Representatives or its stockholders of any Takeover Proposal (including any the Company Superior Proposal), or (ii) the Company effecting a Takeover Approval or delivering a Notice of a Company Superior Proposal.

7.4 NASDAQ Listing. Acquiror shall use reasonable best efforts to cause the shares of Acquiror Common Stock to be issued as Merger Consideration under this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance, at or prior to the Merger Effective Time.

7.5 Indemnification; Directors’ and Officers’ Insurance.

(a) Following the Merger Effective Time, Acquiror shall, to the fullest extent permitted under applicable Law, defend and hold harmless and advance expenses to the present and former directors and officers of the Company or any of its Consolidated Subsidiaries (in each case, when acting in such capacity) (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) against all costs or expenses (including, but not limited to, reasonable attorneys’ fees actually incurred, reasonable experts’ fees, reasonable travel expenses, court costs, transcript fees and telecommunications, postage and courier charges), judgments, fines, losses, claims, damages, penalties, amounts paid in settlement or other liabilities (collectively, “Indemnified Liabilities”) incurred in connection with any Proceeding arising out of actions or omissions occurring at or prior to the Merger Effective Time (including the Transactions). In the event of any such Indemnified Liabilities, (i) Acquiror shall advance to such Indemnified Party, upon request, reimbursement of documented expenses reasonably and actually incurred to the fullest extent permitted under applicable Law provided that the Person to whom expenses are advanced, or someone on his or her behalf, provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification and complies with other applicable provisions imposed under the Investment Company Act and interpretations thereof by the SEC or its staff and (ii) Acquiror and the applicable Indemnified Parties shall cooperate in the defense of such matter.

(b) Unless the Company and Acquiror shall otherwise agree, prior to the Merger Effective Time, the Company shall, and, if the Company is unable to, Acquiror shall, cause the Surviving Company or its successor, effective as of the Merger Effective Time, to obtain and fully pay the premium for a “tail” insurance policy for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of seven years from and after the Merger Effective Time (the “Tail Period”) with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, the Company’s existing policies with respect to matters existing or occurring at or prior to the Merger Effective Time (the “Current D&O Insurance”). If the Company and the Surviving Company or its successor for any reason fail to obtain such “tail” insurance policy as of the Merger Effective Time, the Surviving Company or its successor shall, and Acquiror shall cause the Surviving Company or its successor to, continue to maintain in effect for the Tail Period the Current D&O Insurance in place as of the date of this Agreement with coverage and amounts not less than, and terms and conditions that are not materially less advantageous to the insureds as, provided in the Current D&O Insurance, or the Surviving Company or its successor shall, and Acquiror shall cause the Surviving Company or its successor to, purchase comparable insurance for the Tail Period; provided, that in no event shall the annual cost of such insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by the Company for such purpose; provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Company or its successor shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c) Any Indemnified Party wishing to claim indemnification under Section 7.5(a), upon learning of any Proceeding described above, shall promptly notify Acquiror in writing; provided that the failure to so notify shall not affect the obligations of Acquiror under Section 7.5(a) unless Acquiror is materially prejudiced as a consequence.

(d) If Acquiror or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each such case, Acquiror shall cause proper provision to be made so that the successors and assigns of Acquiror shall assume the obligations set forth in this Section 7.5.

(e) The provisions of this Section 7.5 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

7.6 No Solicitation.

(a) Each of Acquiror and the Company shall, and shall cause its respective Affiliates, Consolidated Subsidiaries, and its and each of their respective officers, directors, trustees, managers, employees, consultants, financial advisors, attorneys, accountants and other advisors, representatives and agents (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to, or that are intended to or could reasonably be expected to lead to, a Takeover Proposal, and demand the immediate return or destruction (which destruction shall be certified in writing to Acquiror or the Company, as applicable) of all confidential information previously furnished to any Person (other than Acquiror, the Company or their respective Affiliates or Representatives) with respect to any Takeover Proposal. Prior to the Merger Effective Time, subject to Section 7.7 in the case of Acquiror and Section 7.8 in the case of the Company, each of Acquiror and the Company shall not, and shall cause its respective Affiliates, Consolidated Subsidiaries and its and their respective Representatives not to: (i) directly or indirectly solicit, initiate, induce, encourage or take any other action (including by providing information) designed to, or which could reasonably be expected to, facilitate any inquiries or the making or submission or implementation of any proposal or offer (including any proposal or offer to its stockholders) with respect to any Takeover Proposal; (ii) approve, publicly endorse or recommend or enter into any agreement, arrangement, discussions or understandings with respect to any Takeover Proposal (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) or enter into any Contract or understanding (including any letter of intent, agreement in principle, memorandum of understanding or confidentiality agreement) requiring it to abandon, terminate or fail to consummate, or that is intended to or that could reasonably be expected to result in the abandonment of, termination of or failure to consummate, the Merger or any other Transaction; (iii) initiate or participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Person (other than the Company, Acquiror or their respective Affiliates or Representatives) any information with respect to, or take any other action to facilitate or in furtherance of any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Takeover Proposal; (iv) publicly propose or publicly announce an intention to take any of the foregoing actions; or (v) grant any (x) approval pursuant to any Takeover Statute to any Person (other than the Company, Acquiror or their respective Affiliates) or with respect to any transaction (other than the Transactions) or (y) unless required by applicable fiduciary duties, waiver or release under any standstill or any similar agreement with respect to equity securities of Acquiror or the Company; provided however, that notwithstanding the foregoing, each Party (A) may inform Persons of the provisions contained in this Section 7.6, and (B) shall be permitted to grant a waiver of, or terminate, any “standstill” or similar obligation of any third party with respect to equity securities of Acquiror or the Company in order to allow such third party to confidentially submit a Takeover Proposal.

(b) Each of Acquiror and the Company shall as promptly as reasonably practicable (and in any event within twenty-four (24) hours after receipt) (i) notify the other party in writing of any request for information or any Takeover Proposal and the terms and conditions of such request, Takeover Proposal or inquiry (including the identity of the Person (or group of Persons) making such request, Takeover Proposal or inquiry) and (ii) provide to the other party copies of any written materials received by Acquiror or the Company or their respective Representatives in connection with any of the foregoing, and the identity of the Person (or group of Persons) making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. Each of Acquiror and the Company agrees that it shall keep the other party informed on a reasonably current basis of the status and the material terms and conditions (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and keep the other party informed on a reasonably current basis of any information requested of or provided by Acquiror or the Company and as to the status of all discussions or negotiations with respect to any such request, Takeover Proposal or inquiry.

7.7 Acquiror Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the Acquiror Stockholders Meeting: (i) Acquiror receives a bona fide unsolicited Takeover Proposal (under circumstances in which Acquiror has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) the Acquiror Special Committee shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of Acquiror under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in an Acquiror Superior Proposal; and (iii) Acquiror gives the Company at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and Acquiror’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.7(a), Acquiror may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if Acquiror (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides the Company a copy of all such information that has not previously been delivered to the Company simultaneously with delivery to such Person (or such Person’s Representatives and Affiliates); and

(ii) after fulfilling its obligations under Section 7.7(b) below, adopt, approve or recommend, or publicly propose to adopt, approve or recommend such Takeover Proposal, including entering into an agreement with respect thereto (collectively, a “Takeover Approval”).

If on or after the date of this Agreement and at any time prior to the Acquiror Stockholders Meeting, the Acquiror Special Committee shall have determined, by a majority of its members, after consultation with its outside legal counsel that failure to do so would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of Acquiror under applicable Law as a result of an Acquiror Superior Proposal, Acquiror may (A) withdraw or qualify (or modify or amend in a manner adverse to the Company), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to the Company), the Acquiror Board Recommendation and/or (B) take any action or make any statement, filing or release, in connection with the Acquiror Stockholders Meeting or otherwise, inconsistent with the Acquiror Board Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “Acquiror Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes an Acquiror Superior Proposal, Acquiror shall promptly provide (and in any event within twenty-four (24) hours of such determination) to the Company a written notice (a “Notice of an Acquiror Superior Proposal”) (i) advising the Company that the Acquiror Board has received an Acquiror Superior Proposal and (ii) specifying in reasonable detail the material terms and conditions of such Acquiror Superior Proposal, including the amount per share or other consideration that the stockholders of Acquiror will receive in connection with the Acquiror Superior Proposal. Acquiror shall cooperate and negotiate in good faith with the Company (to the extent the Company desires to negotiate) during the two (2) calendar day period following the Company’s receipt of the Notice of an Acquiror Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Acquiror Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable Acquiror to determine that such Acquiror Superior Proposal is no longer an Acquiror Superior Proposal and proceed with an Acquiror Board Recommendation without an Acquiror Adverse Recommendation Change. If thereafter the Acquiror Special Committee determines, in its reasonable good faith judgment, by a majority of its members, after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such Acquiror Superior Proposal remains an Acquiror Superior Proposal or the failure to make such Acquiror Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of Acquiror under applicable Law, and Acquiror has complied in all material respects with Section 7.7(a) above, Acquiror may terminate this Agreement pursuant to Section 9.1(d)(iv).

(c) Other than as permitted by Section 7.7(a), neither Acquiror nor the Acquiror Board shall make any Acquiror Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no Acquiror Adverse Recommendation Change shall change the approval of the Acquiror Stock Issuance or any other approval of the Acquiror Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) Acquiror shall provide the Company with prompt written notice of any meeting of the Acquiror Board at which the Acquiror Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by the Company reasonably in advance of such meeting).

(e) Other than in connection with a Takeover Proposal with respect to Acquiror, nothing in this Agreement shall prohibit or restrict the Acquiror Board from taking any action described in clause (A) of the definition of Acquiror Adverse Recommendation Change in response to an Intervening Event (a “Acquiror Intervening Event Recommendation Change”) if (A) prior to effecting any such Acquiror Intervening Event Recommendation Change, Acquiror promptly notifies the Company, in writing, at least five (5) Business Days (the “Acquiror Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute an Acquiror Adverse Recommendation Change or an Acquiror Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) Acquiror shall, and shall cause its Representatives to, during the Acquiror Intervening Event Notice Period, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit the Acquiror Board to make an Acquiror Intervening Event Recommendation Change, and (C) the Acquiror Special Committee determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such an Acquiror Intervening Event Recommendation Change, after taking into account any adjustments made by the Company during the Acquiror Intervening Event Notice Period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of Acquiror under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit Acquiror from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to Acquiror’s stockholders if, after consultation with its outside legal counsel, Acquiror determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Acquiror Adverse Recommendation Change unless the Acquiror Board expressly publicly reaffirms the Acquiror Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by the Company.

7.8 Company Takeover Proposals.

(a) If on or after the date of this Agreement and at any time prior to the Company Stockholders Meeting: (i) the Company receives a bona fide unsolicited Takeover Proposal (under circumstances in which the Company has complied in all material respects with the provisions of Sections 7.6(a) and (b)); (ii) Company Special Committee shall have determined in good faith, after consultation with its outside legal counsel and financial advisor that (x) failure to consider such Takeover Proposal would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of the Company under applicable Law and (y) such Takeover Proposal constitutes or is reasonably likely to result in a Company Superior Proposal; and (iii) the Company gives Acquiror at least two (2) Business Days prior written notice of the identity of the Person making such Takeover Proposal, the terms and conditions of such Takeover Proposal and the Company’s intention to furnish information to, or participate in discussions or negotiations with, the Person making such Takeover Proposal then, subject to compliance with this Section 7.8(a), the Company may:

(i) engage in negotiations or discussions with such Person who has made the unsolicited bona fide Takeover Proposal and provide information in response to a request therefor by a Person who has made such Takeover Proposal if the Company (A) receives from such Person an executed confidentiality agreement with customary terms (including a standstill) and (B) provides Acquiror a copy of all such information that has not previously been delivered to Acquiror simultaneously with delivery to such Person (or such Person’s Representatives or Affiliates); and

(ii) after fulfilling its obligations under Section 7.8(b) below, effect a Takeover Approval.

If on or after the date of this Agreement and at any time prior to the Company Stockholders Meeting, Company Special Committee shall have determined, by a majority of its members, after consultation with its outside legal counsel, that failure to do so would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of the Company under applicable Law as a result of a Company Superior Proposal, the Company may (A) withdraw or qualify (or modify or amend in a manner adverse to Acquiror), or publicly propose to withdraw or qualify (or modify or amend in a manner adverse to Acquiror), the Company Board Recommendation and/or (B) take any action or make any statement, filing or release, in connection with the Company Stockholders Meeting or otherwise, inconsistent with the Company Board Recommendation (any action described in clause (A) and (B) referred to collectively with any Takeover Approval as a “Company Adverse Recommendation Change”).

(b) Upon any determination that a Takeover Proposal constitutes a Company Superior Proposal, the Company shall promptly provide (and in any event within twenty-four (24) hours of such determination) to Acquiror a written notice (a “Notice of a Company Superior Proposal”) (i) advising Acquiror that the Company Board has received a Company Superior Proposal and (ii) specifying in reasonable detail the material terms and conditions of such the Company Superior Proposal, including the amount per share or other consideration that the stockholders of the Company will receive in connection with Company Superior Proposal. the Company shall cooperate and negotiate in good faith with Acquiror (to the extent Acquiror desires to negotiate) during the two (2) calendar day period following Acquiror’s receipt of the Notice of a Company Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such the Company Superior Proposal shall require a new notice and a new two (2) calendar day period) to make such adjustments in the terms and conditions of this Agreement as would enable the Company to determine that such the Company Superior Proposal is no longer a Company Superior Proposal and proceed with the Company Board Recommendation without a Company Adverse Recommendation Change. If thereafter Company Special Committee determines, in its reasonable good faith judgment, by a majority of its members, after consultation with its outside legal counsel and financial advisor and after giving effect to any proposed adjustments to the terms of this Agreement that such the Company Superior Proposal remains a Company Superior Proposal or the failure to make such Company Adverse Recommendation Change would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of the Company under applicable Law, and the Company has complied in all material respects with Section 7.8(a) above, the Company may terminate this Agreement pursuant to Section 9.1(c)(iv).

(c) Other than as permitted by Section 7.8(a), neither the Company nor the Company Board shall make any Company Adverse Recommendation Change. Notwithstanding anything herein to the contrary, no Company Adverse Recommendation Change shall change the approval of Company BDC Election Matters or Company Merger Matters or any other approval of the Company Board, including in any respect that would have the effect of causing any Takeover Statute or other similar statute to be applicable to the Transactions.

(d) The Company shall provide Acquiror with prompt written notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Takeover Proposal (such written notice shall in any event be received by Acquiror reasonably in advance of such meeting).

(e) Other than in connection with a Takeover Proposal with respect to the Company, nothing in this Agreement shall prohibit or restrict the Company Board from taking any action described in clause (A) of the definition of Company Adverse Recommendation Change in response to an Intervening Event (a “Company Intervening Event Recommendation Change”) if (A) prior to effecting any such Company Intervening Event Recommendation Change, the Company promptly notifies Acquiror, in writing, at least five (5) Business Days (the “Company Intervening Event Notice Period”) before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Company Adverse Recommendation Change or a Company Intervening Event Recommendation Change), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action, (B) the Company shall, and shall cause its Representatives to, during a Company Intervening Event Notice Period, negotiate with Acquiror in good faith (to the extent Acquiror desires to negotiate) to make such adjustments in the terms and conditions of this Agreement that would not permit Company Special Committee to make a Company Intervening Event Recommendation Change, and (C) Company Special Committee determines, after consulting with outside legal counsel and its financial advisor, that the failure to effect such a Company Intervening Event Recommendation Change, as applicable, after taking into account any adjustments made by Acquiror during a Company Intervening Event Notice Period, would be reasonably likely to be a breach of the fiduciary duties applicable to the directors of the Company under applicable Law.

(f) Nothing contained in this Agreement shall be deemed to prohibit the Company from (i) complying with its disclosure obligations under applicable U.S. federal or state Law with regard to any Takeover Proposal or (ii) making any disclosure to the Company’s stockholders if, after consultation with its outside legal counsel, the Company determines that such disclosure would be required under applicable Law; provided, however, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Company Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Company Board Recommendation (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by Acquiror.

7.9 Access to Information .

(a) Upon reasonable notice, except as may otherwise be restricted by applicable Law, each of Acquiror and the Company shall, and shall cause each of its Consolidated Subsidiaries to, afford to the directors, officers, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Merger Effective Time, to its properties, books, Contracts, and records and, during such period, such party shall, and shall cause its Consolidated Subsidiaries to, make available (including via EDGAR) to the other party all other information concerning its business and properties as the other party may reasonably request; provided that the foregoing shall not require Acquiror or the Company, as applicable, to afford access to or to disclose any information that in such party’s reasonable judgment would violate any confidentiality obligations to which such party is subject to if after using its reasonable best efforts with respect thereto, it was unable to obtain any required consent to provide such access or make such disclosure; provided, further, that either Acquiror or the Company may restrict access to the extent required by any applicable Law or as may be necessary to preserve attorney-client privilege under any circumstances in which such privilege may be jeopardized by such disclosure or access.

(b) No investigation by a party hereto or its representatives shall affect or be deemed to modify the representations and warranties of the other party set forth in this Agreement.

7.10 Publicity . The initial press release with respect to the Transactions shall be a joint press release reasonably acceptable to each of the Company, Acquiror and the Advisers. Thereafter, so long as this Agreement is in effect, the Company, Acquiror and the Advisers each shall consult with the others before issuing or causing the publication of any press release or other public announcement with respect to this Agreement, the Merger, or the Transactions, except as may be required by applicable Law or the rules and regulations of the NASDAQ or Nasdaq Stock Market LLC and, to the extent practicable, before such press release or disclosure is issued or made, the Company, Acquiror or Advisers, as applicable, shall have used commercially reasonable efforts to advise the other parties of, and consult with the other parties regarding, the text of such disclosure; provided, that each of the Company, Acquiror or Advisers may make any public statement in response to specific questions by analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made in compliance with this Section 7.10.

7.11 Takeover Statutes and Provisions . Neither the Company nor Acquiror will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Statutes. Each of the Company and Acquiror shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those Transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Statute, as now or hereafter in effect.

7.12 Tax Matters .

(a) Tax Representation Letters. Prior to the Merger Effective Time (or at such other times as requested by counsel), each of the Company and Acquiror shall execute and deliver to Nixon Peabody LLP and Eversheds Sutherland (US) LLP tax representation letters (which will be used in connection with the tax opinions contemplated by Sections 8.2(f) and 8.3(e)) in form and substance reasonably satisfactory to each such counsel, containing such representations as shall be reasonably necessary or appropriate to enable such counsel to deliver the relevant tax opinions.

(b) RIC and REIT Status. During the period from the date of this Agreement to the Merger Effective Time, except as expressly contemplated or permitted by this Agreement, (i) Acquiror shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of the Company, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause Acquiror to fail to qualify as a RIC prior to or at the Merger Effective Time, and (ii) the Company shall not, and shall not permit any of its Consolidated Subsidiaries to, directly or indirectly, without the prior written consent of Acquiror, take any action, or knowingly fail to take any action, which action or failure to act is reasonably likely to cause the Company to fail to qualify as a REIT prior to or at the Merger Effective Time.

(c) Pre-Closing Tax Dividends. Prior to the BDC Election Time, the Company shall declare and pay one or more Tax Dividends in an aggregate amount sufficient to (i) eliminate all of the Company’s accumulated earnings and profits for U.S. federal income tax purposes, including any earnings and profits (A) attributable to any taxable year in which the Company was treated as a C corporation (and not as a REIT) for U.S. federal income tax purposes, (B) accumulated during any taxable year in which the Company qualified as a REIT to the extent not previously distributed, and (C) attributable to the Company’s taxable year ending as a result of the Merger (including any income recognized through the Effective Time), and (ii) reduce the Company’s real estate investment trust taxable income and net capital gain (if any) to zero for the Company’s taxable year ending as a result of the Merger (taking into account the dividends paid deduction as defined in Section 561 of the Code arising from such Tax Dividends). Prior to the BDC Election Time, the Company shall engage an independent accounting firm to prepare a computation of accumulated earnings and profits confirming the amount of Tax Dividends that needs to be distributed to satisfy the foregoing requirements.

(d) Tax Treatment of Merger. Unless otherwise required by applicable Law or administrative action, (i) each of Acquiror and the Company shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, including by not taking any action that such party knows is reasonably likely to prevent such qualification, and (ii) each of Acquiror and the Company shall report the Merger for U.S. federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, and shall not take any Tax reporting position inconsistent with such treatment.

(e) Tax Opinions. Each of Acquiror and the Company shall use its best efforts to cause the tax opinion described in Section 8.3(e) and Section 8.2(f), respectively, to be delivered, including by executing and delivering the tax representation letters contemplated by Section 7.12(a), providing any information reasonably requested by their respective tax counsel in connection with the issuance of such opinion, and otherwise cooperating with their respective tax counsel. The issuance of any such tax opinion shall be subject to the satisfaction of counsel that the requirements for issuance of such opinion have been met.

7.13 Stockholder Litigation . The parties to this Agreement shall reasonably cooperate and consult with one another in connection with the defense and settlement of any Proceeding by Acquiror’s stockholders or the Company’s stockholders against any of them or any of their respective directors, officers or Affiliates with respect to this Agreement or the Transactions; provided, however, neither party shall be required to share or provide any information that such party reasonably deems to be subject to legal privilege unless and until an appropriate joint defense agreement is in place, and each of Acquiror and the Company agree to negotiate in good faith and execute a standard joint defense agreement as soon as reasonably practicable in the circumstances. Each of Acquiror and the Company (i) shall keep the other party reasonably informed of any material developments in connection with any such Proceeding brought by its stockholders and (ii) shall not settle any such Proceeding without the prior written consent of the other party (such consent not to be unreasonably delayed, conditioned or withheld).

7.14 Section 16 Matters  .. Prior to the Merger Effective Time, each of the Acquiror Board and the Company Board shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Acquiror Common Stock (including derivative securities with respect to Acquiror Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror or will become subject to such reporting requirements with respect to the Company, in each case, to be exempt pursuant to Rule 16b-3.

7.15 No Other Representations or Warranties . The parties hereto acknowledge and agree that, except for the representations and warranties of the Company in Article III, representations and warranties of Acquiror in Article IV and the representations and warranties of Advisers in Article V, none of Advisers, Acquiror, the Company or any of Acquiror’s or the Company’s respective Consolidated Subsidiaries or any other Person acting on behalf of the foregoing makes any representation or warranty, express or implied.

7.16 Coordination of Dividends. The Company and Acquiror shall coordinate with each other in designating the record and payment dates for any quarterly dividends or distributions to its stockholders declared in accordance with this Agreement in any calendar quarter in which the Closing Date might reasonably be expected to occur.

7.17 Share Repurchase Program. From and after the date hereof until the Merger Effective Time, the Acquiror Board shall consider in good faith the adoption of a share repurchase program of up to twenty-five million dollars ($25,000,000) to be implemented following Closing, which share repurchase program, if adopted, shall be on such terms, and subject to such conditions, as the Acquiror may reasonably determine to be advisable in the circumstances, taking into account then-current market conditions and such other matters as the Acquiror Board determine to be relevant.

Article VIII

CONDITIONS PRECEDENT

8.1 Conditions to Each Party’s Obligations to Effect the Merger . The respective obligations of the parties to effect the Merger shall be subject to the satisfaction or, other than with respect to Section 8.1(a), which shall not be waived by any party hereto, waiver, at or prior to the Merger Effective Time, of the following conditions:

(a) Stockholder Approvals; Post-BDC Election Approvals. (i) The Acquiror Requisite Vote shall have been obtained, (ii) the Company Requisite Vote shall have been obtained at the Company Stockholders Meeting and (iii) the required Post-BDC Election Approvals shall have been obtained from the Company Board.

(b) NASDAQ Listing. The shares of Acquiror Common Stock to be issued under this Agreement in connection with the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no Proceedings for that purpose shall have been initiated by the SEC. Any necessary state securities or “blue sky” authorizations shall have been received.

(d) No Injunctions or Restraints; Illegality. No Order issued by any court or agency of competent jurisdiction or other Law preventing, enjoining, restraining or making illegal the consummation of the Merger or any of the other Transactions shall be in effect.

(e) Regulatory and Other Approvals. All Regulatory Approvals required by applicable Law to consummate the Transactions, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods required by applicable Law in respect thereof shall have expired. Each of the approvals listed on Section 8.1(e) of the Acquiror Disclosure Schedule and Section 8.1(e) of the Company Disclosure Schedule, if any, shall have been obtained and shall remain in full force and effect.

(f) No Litigation. There shall be no Proceeding by any Governmental Entity of competent jurisdiction pending that challenges the Merger or any of the other Transactions or that otherwise seeks to prevent, enjoin, restrain or make illegal the consummation of the Merger or any of the other Transactions.

(g) Net Asset Value Determinations. The determination of both the Closing Acquiror Net Asset Value and the Closing Company Net Asset Value shall have been completed in accordance with Section 2.6.

(h) Financing. The creditors under the Existing Company Credit Facility and the Company Notes shall have either agreed to the assumption by the Acquiror of the indebtedness evidenced thereby or such indebtedness shall have been repaid prior to Closing.

(i) BDC Election. Following receipt of the Company Requisite Vote at the Company Stockholders Meeting with respect to the BDC Election Matters, the Company shall have made the BDC Election in accordance with applicable Law.

(j) Support Agreements. Each of the Support Agreements shall have remained in full force and effect.

8.2 Conditions to Obligations of Acquiror to Effect the Merger . The obligations of Acquiror to effect the Merger are also subject to the satisfaction or waiver by Acquiror, at or prior to the Merger Effective Time, of the following conditions:

(a) Representations and Warranties of the Company. (i) The representations and warranties of the Company set forth in Section 3.2(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b)(i), 3.7, 3.20 and 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of the Company are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions set forth in this Section 8.2(a) have been satisfied.

(b) Representations and Warranties of the Company Manager. The representations and warranties of the Company Manager set forth in Article V shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(b) shall be deemed to have been satisfied even if any such representations and warranties of the Company Manager are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company. Acquiror shall have received a certificate signed on behalf of the Company Manager by an authorized officer of Company Manager to the effect that the conditions set forth in this Section 8.2(b) have been satisfied.

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Merger Effective Time. Acquiror shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

(d) Absence of the Company Material Adverse Effect. Since the date of this Agreement there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of the Company.

(e) FIRPTA Certificate. The Company shall have delivered within 30 days prior to the Closing Date a duly executed certificate stating that the Company is not and has not been within five years of the date of the certificate a “United States real property holding corporation” within the meaning of Section 897 of the Code in accordance with Treasury Regulations promulgated under Sections 897 and 1445 of the Code.

(f) Federal Tax Opinion. Acquiror shall have received an opinion of Eversheds Sutherland (US) LLP (or such other nationally recognized legal counsel), dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in tax representation letters and certificates of officers of the Company and Acquiror, in form and substance necessary to support the delivery of such tax opinions. If counsel for Acquiror will not render such an opinion, counsel for the Company reasonably acceptable to Acquiror may render such opinion to Acquiror in form and substance reasonably satisfactory to Acquiror.

8.3 Conditions to Obligations of the Company to Effect the Merger . The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company, at or prior to the Merger Effective Time, of the following conditions:

(a) Representations and Warranties of Acquiror. (i) The representations and warranties of Acquiror set forth in Section 4.2 shall be true and correct in all respects (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Acquiror set forth in Section 4.8(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (iii) the representations and warranties of Acquiror set forth in Sections 4.3(a), 4.3(b)(i) and 4.7 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); and (iv) the representations and warranties of Acquiror set forth in this Agreement (other than those set forth in the foregoing clauses (i), (ii) and (iii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(a)(iv) shall be deemed to have been satisfied even if any such representations and warranties of Acquiror are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of Acquiror to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to Acquiror. the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to the effect that the conditions set forth in this Section 8.3(a) have been satisfied.

(b) Representations and Warranties of the Acquiror Adviser. The representations and warranties of the Acquiror Adviser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.3(b) shall be deemed to have been satisfied even if any such representations and warranties of the Acquiror Adviser are not so true and correct, without regard to any Material Adverse Effect or other materiality qualification to such representations and warranties, unless the failure of such representations and warranties of the Advisers to be so true and correct, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Acquiror. The Company shall have received a certificate signed on behalf of the Acquiror Adviser by an authorized officer of the Acquiror Adviser to the effect that the conditions set forth in this Section 8.3(b) have been satisfied.

(c) Performance of Obligations of Acquiror. The Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Merger Effective Time. the Company shall have received a certificate signed on behalf of Acquiror by the Chief Executive Officer or the Chief Financial Officer of Acquiror to such effect.

(d) Absence of Acquiror Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any condition, change or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect in respect of Acquiror.

(e) Federal Tax Opinion. The Company shall have received an opinion of Nixon Peabody LLP (or such other nationally recognized law firm), dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon customary representations contained in tax representation letters and certificates of officers of the Company and Acquiror, in form and substance necessary to support the delivery of such tax opinion. If counsel for the Company will not render such an opinion, counsel for Acquiror reasonably acceptable to the Company may render such opinion to the Company in form and substance reasonably satisfactory to the Company.

8.4 Frustration of Closing Conditions . None of the Company or Acquiror may rely on the failure of any condition set forth in this Article VIII to be satisfied to excuse performance by such party of its obligations under this Agreement if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to consummate the Merger and the Transactions.

Article IX

TERMINATION AND AMENDMENT

9.1 Termination . This Agreement may be terminated at any time prior to the Merger Effective Time, whether before or after the Acquiror Requisite Vote has been obtained or Company Requisite Vote has been obtained:

(a) by mutual consent of Acquiror and the Company in a written instrument authorized by each of the Acquiror Board (on the recommendation of the Acquiror Special Committee) and the Company Board (on the recommendation of Company Special Committee);

(b) by either Acquiror or the Company, if:

(i) any Governmental Entity that must grant a Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable, or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order, or promulgated any other Law permanently enjoining or otherwise prohibiting or making illegal the consummation of the Transactions;

(ii) the Merger shall not have been consummated on or before June 30, 2027 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the cause of, or resulted in, the event giving rise to the failure to close prior to the Termination Date;

(iii) the stockholders of Acquiror shall have failed to approve the Acquiror Matters by the Acquiror Requisite Vote at a duly held meeting of Acquiror’s stockholders or at any adjournment or postponement thereof at which the Acquiror Stock Issuance has been voted upon; or

(iv) the Company Board shall have failed to approve the Post-BDC Election Approvals or the stockholders of the Company shall have failed to approve any of the Company BDC Election Matters or Company Merger Matters by Company Requisite Vote as presented at the Company Stockholders Meeting or at any adjournment or postponement thereof at which the Company BDC Election Matters or Company Merger Matters have been voted upon;

provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of or resulted in the failure to consummate the Transactions;

(c) by the Company, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Acquiror, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.3(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by the Company to Acquiror (provided that the Company is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.3(a), 8.3(b) or 8.3(c) not to be satisfied);

(ii) prior to obtaining the Acquiror Requisite Vote (A) an Acquiror Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) Acquiror shall have failed to include in the Joint Proxy Statement/Prospectus the Acquiror Board Recommendation, (C) a Takeover Proposal is publicly announced and Acquiror fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the Acquiror Board Recommendation, or (D) a tender or exchange offer relating to any shares of Acquiror Common Stock shall have been commenced by a third party and Acquiror shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Acquiror Board recommends rejection of such tender or exchange offer;

(iii) Acquiror breaches, in any material respect, its obligations under Section 7.6 or Section 7.7; or

(iv) at any time prior to obtaining Company Requisite Vote, (A) the Company is not in material breach of any of the terms of this Agreement and (B) the Company Board, upon the recommendation of Company Special Committee, authorizes the Company, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and the Company enters into, a definitive Contract with respect to a Company Superior Proposal.

(d) by Acquiror, if:

(i) there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 8.2(a), (b) or (c), and such breach is not curable prior to the Termination Date or if curable prior to the Termination Date, has not been cured within 30 days after the giving of notice thereof by Acquiror to the Company (provided that Acquiror is not then in material breach of this Agreement so as to cause any of the conditions set forth in Section 8.1, 8.2(a), 8.2(b) or 8.2(c) not to be satisfied);

(ii) prior to obtaining Company Requisite Vote (A) a Company Adverse Recommendation Change and/or Takeover Approval shall have occurred, (B) the Company shall have failed to include in the Joint Proxy Statement/Prospectus the Company Board Recommendation, (C) a Takeover Proposal is publicly announced and the Company fails to issue, within 10 Business Days after such Takeover Proposal is announced, a press release that reaffirms the Company Board Recommendation or (D) a tender or exchange offer relating to any shares of Company Common Stock shall have been commenced by a third party and the Company shall not have sent to its stockholders, within 10 Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(iii) the Company breaches, in any material respect, its obligations under Section 7.6 or Section 7.8; or

(iv) at any time prior to obtaining the Acquiror Requisite Vote, (A) Acquiror is not in material breach of any of the terms of this Agreement and (B) the Acquiror Board authorizes Acquiror, subject to complying with the terms of this Agreement (including Section 7.7(b)), to enter into, and Acquiror enters into, a definitive Contract with respect to an Acquiror Superior Proposal.

The party desiring to terminate this Agreement pursuant to Section 9.1 shall give written notice of such termination to the other party in accordance with Section 11.2, specifying the provision or provisions hereof pursuant to which such termination is effected.

9.2 [Reserved].

9.3 Effect of Termination . In the event of termination of this Agreement by either Acquiror or the Company as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and neither the Company, Acquiror, nor any of their respective Affiliates or Consolidated Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the Transactions, except that Section 7.9(b), Article IX and Article XI (including, in each case, any applicable definitions) shall survive any termination of this Agreement; provided, however, that nothing herein shall relieve any party from any liabilities for damages incurred or suffered by another party arising out of the willful or intentional breach by such party of any provision of this Agreement or a failure or refusal by such party to consummate this Agreement and the Transactions when such party was obligated to do so in accordance with the terms hereof.

9.4 Fees and Expenses .

(a) Except with respect to costs and expenses of printing and mailing the Registration Statement and all filing and other fees paid to the SEC in connection with the Merger which shall be borne in accordance with Section 9.4(b), all fees and expenses incurred in connection with the BDC Election, Merger, this Agreement and the Transactions shall be borne as follows: (i) one-half (1/2) of such fees shall be borne by the Acquiror and (ii) the remaining one-half (1/2) of such fees shall be borne by the Company; provided, however, that the Company Manager shall pay $2,000,000 of such fees and expenses for which the Company is responsible on behalf of the Company;

(b) With respect to the payment of the costs and expenses of printing and mailing the Registration Statement and all filing and other fees payable to the SEC in connection with the Merger: (i) Acquiror shall be responsible to pay for the first $200,000 of such fees and expenses; (ii) to the extent such fees and expenses exceed $200,000, the Company shall be responsible for the next $150,000; and (iii) to the extent that such fees and expenses exceed $350,000, both Acquiror and the Company shall evenly split the payment of any and all remaining fees and expenses.

9.5 Amendment . This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after Company Requisite Vote has been obtained or the Acquiror Requisite Vote has been obtained; provided, however, that after Company Requisite Vote has been obtained or the Acquiror Requisite Vote has been obtained, as applicable, there may not be, without further approval of the applicable party’s stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, however, that (i) the execution of such amendment shall not require the Acquiror Adviser unless such amendment relates to Section 1.7, Article V, Section 7.2, Section 8.3 or Article XI and (ii) the execution of such amendment shall not require the Company Manager unless such amendment relates to Section 1.7, Article V, Section 7.2, Section 8.2, Section 9.4 and Article XI. Notwithstanding anything to the contrary herein, prior to the Merger Effective Time, no amendment or waiver of any provision of this Agreement shall be made, and no other action shall be taken (including with respect to any request for consent or waiver from the Acquiror or the Company under this Agreement or to terminate this Agreement pursuant to this Article IX) by or on behalf of the Acquiror or the Company under or with respect to this Agreement without first obtaining the approval of the Acquiror Special Committee or the Company Special Committee, as applicable.

9.6 Extension; Waiver . At any time prior to the Merger Effective Time, each party, by action taken or authorized by the Acquiror Board or the Company Board (upon the recommendation of Company Special Committee), as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other non-compliance.

Article X

CERTAIN DEFINITIONS

“Acquiror Matters” means (i) the Acquiror Stock Issuance; (ii) this Agreement, including the Merger and the other Transactions contemplated hereby, and (iii) any other matters required to be approved or adopted by the stockholders of the Acquiror in order to effect the Transactions.

“Acquiror Requisite Vote” means, collectively, (i) with respect to the Acquiror Stock Issuance, the affirmative vote of a majority of the votes cast by the holders of outstanding Acquiror Common Stock at the Acquiror Stockholder Meeting, (ii) with respect to this Agreement, including the Merger and the other Transactions contemplated hereby, the affirmative vote (A) of at least a majority of the outstanding shares of Acquiror Common Stock and (B) of at least a majority of the shares of Acquiror Common Stock voted at the Acquiror Stockholder Meeting that do not constitute shares of Acquiror Common Stock held by the Acquiror, the Acquiror Adviser, the Company, the Company Manager, any director or executive officer of any of the foregoing, any stockholder executing a Support Agreement or any of their respective Affiliates, and (iii) with respect to any other matter voted upon, the affirmative vote of a majority of the votes cast by the holders of outstanding Acquiror Common Stock at the Acquiror Stockholder Meeting (or such higher standard as may be required by applicable Law), in each case at a duly called and held Acquiror Stockholder Meeting at which a quorum is present.

“Acquiror Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, Acquiror or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of Acquiror or more than 75% of the assets of Acquiror on a consolidated basis (a) on terms which the Acquiror Board determines in good faith to be reasonably likely to be superior for the Acquiror Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by the Company in accordance with Section 7.7), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the Acquiror Board (including a majority of the Independent Directors of Acquiror) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Affiliate” of a Person means any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the first Person (it being understood that no portfolio company in which any Person has, directly or indirectly, made a debt or equity investment that is, would or should be reflected in the schedule of investments included in the quarterly or annual reports of such Person that are filed with the SEC shall be an Affiliate of such Person). The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” has a meaning correlative thereto.

“Business Day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

“Company Incentive Plan” means The Chicago Atlantic Real Estate Finance, Inc. 2021 Omnibus Incentive Plan, as may be amended from time to time.

“Company Management Agreement” means the management agreement between the Company and the Company Manager in effect as of the date of this Agreement.

“Company Notes” means the senior notes issued and outstanding pursuant to that certain Loan Agreement, dated as of October 18, 2024, among the Company and the financial institutions party thereto, as Lenders.

“Company Requisite Vote” means, (i) with respect to the Company BDC Election Matters, the affirmative vote of the lesser of (A) 67% of the shares of Company Common Stock present at a meeting where more than 50% are present, or (B) more than 50% of the outstanding shares of Company Common Stock and (ii) with respect to this Agreement, including the Merger and the Transactions contemplated hereby, the affirmative vote (X) of at least a majority of the outstanding shares of Company Common Stock and (Y) of at least a majority of the shares of Company Common Stock voted at the Company Stockholder Meeting that are not held by the Acquiror, the Acquiror Adviser, the Company Manager, any director or executive officer of any of the foregoing, any stockholder executing a Support Agreement, any director or executive officer of the Company, Company Manager, Acquiror, or Acquiror Adviser or any of their respective Affiliates, and (iii) with respect to any other matter voted upon, the affirmative vote of a majority of the votes cast by the holders of outstanding Company Common Stock at the Company Stockholder Meeting (or such higher standard as may be required by applicable Law), in each case at a duly called and held meeting of the Company Stockholders at which a quorum is present.

“Company Restricted Shares” means the shares of Restricted Stock issued pursuant to the Company Incentive Plan.

“Company Superior Proposal” means a bona fide written Takeover Proposal that was not knowingly solicited by, or the result of any knowing solicitation by, the Company or any of its Consolidated Subsidiaries or by any of their respective Affiliates or Representatives in violation of this Agreement, made by a third party that would result in such third party becoming the beneficial owner, directly or indirectly, of more than 75% of the total voting power of the Company or more than 75% of the assets of the Company on a consolidated basis (a) on terms which the Company Board (upon the recommendation of Company Special Committee) determines in good faith to be reasonably likely to be superior for the Company Stockholders (in their capacity as stockholders), taken as a group, from a financial point of view as compared to the Merger (after giving effect to any alternative proposed by Acquiror in accordance with Section 7.8), (b) that is reasonably likely to be consummated (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) in a timely manner and in accordance with its terms and (c) in respect of which any required financing has been determined in good faith by the Company Board (upon the recommendation of Company Special Committee) to be reasonably likely to be obtained, as evidenced by a written commitment of a reputable financing source.

“Consolidated Subsidiary”, when used with respect to any Person, means any corporation, partnership, limited liability company or other Person, whether incorporated or unincorporated, that is consolidated with such Person for financial reporting purposes under GAAP.

“Contract” means any agreement, contract, lease, mortgage, evidence of indebtedness, indenture, license or instrument, whether oral or written, and shall include each amendment, supplement and modification to the foregoing, to which a Person or any of its Consolidated Subsidiaries is a party or by which any of them may be bound.

“EDGAR” means the SEC’s Electronic Data Gathering Analysis and Retrieval System.

“Environmental Laws” means applicable Laws regulating, relating to or imposing liability or standards of conduct concerning the use, storage, handling, disposal or release of any Hazardous Substance, as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

“Exchange Ratio” means the ratio of the Closing Company Net Asset Value to the Closing Acquiror Net Asset Value, rounded to the nearest four decimal places, in each case as determined in accordance with Section 2.6 and subject to adjustment in the manner set forth in Section 1.6(d).

“Existing Acquiror Credit Facility” means that certain Senior Secured Revolving Credit Agreement dated as of February 11, 2025, among Acquiror, the Lenders and Issuing Banks party from time to time hereto, and Western Alliance Trust Company, N.A., as Administrative Agent.

“Existing Company Credit Facility” means, collectively, (i) the Sixth Amended and Restated Loan and Security Agreement, dated as of August 5, 2025, among Chicago Atlantic Lincoln, LLC, the Company, the other Persons from time to time party thereto, as borrowers; and the financial institutions party thereto, as Lenders, and (ii) the First Amendment to the Sixth Amended and Restated Loan and Security Agreement, dated as of August 5, 2025, among Chicago Atlantic Lincoln, LLC, Chicago Atlantic Real Estate Finance, Inc., the other Persons from time to time party thereto, as borrowers; and the financial institutions party thereto, as Lenders.

“Governmental Entity” means any federal, state, local, or foreign government or other governmental body, any agency, commission or authority thereof, any regulatory or administrative authority, any quasi-governmental body, any self-regulatory agency, any court, tribunal, or judicial body, or any political subdivision, department or branch of any of the foregoing.

“Hazardous Substance” means any substance to the extent presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law.

“Indebtedness” shall mean (a) any indebtedness or other obligation for borrowed money, (b) any indebtedness evidenced by a note, bond, debenture or similar instrument, (c) any liabilities or obligations with respect to interest rate swaps, collars, caps and similar hedging obligations, (d) any capitalized lease obligations, (e) any direct or contingent obligations under letters of credit, bankers’ acceptances, bank guarantees, surety bonds and similar instruments, each to the extent drawn upon and unpaid, (f) any obligation to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business) and (g) guarantees in respect of clauses (a) through (f), in each case excluding obligations to fund commitments to portfolio companies entered into the in the ordinary course of business.

“Independent Director” means, with respect to the Company or Acquiror, each director who is not an “interested person” of the Company or Acquiror, as the case may be, as defined in the Investment Company Act.

“Intervening Event” means with respect to any party any event, change or development first occurring or arising after the date hereof that is material to, as applicable, the Company and its Consolidated Subsidiaries, taken as a whole, or Acquiror and its Consolidated Subsidiaries, taken as whole, that was not known to, or reasonably foreseeable by, any member of the party’s board of directors, as of or prior to the date hereof and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by such party (or to be refrained from being taken by such party) pursuant to, this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) the receipt, existence, or terms of a Takeover Proposal or any matter relating thereto or consequence thereof or any inquiry, proposal, offer, or transaction from any third party relating to or in connection with a transaction of the nature described in the definition of “Takeover Proposal” (which, for the purposes of the Intervening Event definition, shall be read without reference to the percentage thresholds set forth in the definition thereof); (b) any change in the price, or change in trading volume, of the Acquiror Common Stock (provided, however, that the exception to this clause (b) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred unless such underlying causes are otherwise excluded from the definition of Intervening Event); (c) changes in general economic, social or political conditions or the financial markets in general; or (d) general changes or developments in the industries in which the applicable party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules promulgated thereunder.

“knowledge” means (i) for Acquiror, the actual knowledge of its executive officers and directors set forth in Section 9 of Acquiror Disclosure Schedule, (ii) for the Company, the actual knowledge of its executive officers and directors set forth in Section 9 of the Company Disclosure Schedule and (iii) for the Advisers, the actual knowledge of its executive officers and directors set forth in Section 9 of the relevant Disclosure Schedule.

“Law” means any federal, state, local or foreign law (including the common law), statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction or any Permit or similar right granted by any Governmental Entity.

“Liens” means all security interests, liens, claims, pledges, easements, mortgages, rights of first offer or refusal or other encumbrances.

“Material Adverse Effect” means, with respect to the Company or Acquiror, as the case may be, any event, development, change, effect or occurrence (each, an “Effect”) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to (i) the business, operations, condition (financial or otherwise) or results of operations of such party and its Consolidated Subsidiaries, taken as a whole, other than (A) any Effect resulting from or attributable to (1) changes in general economic, social or political conditions or the financial markets in general, (2) general changes or developments in the industries in which such party and its Consolidated Subsidiaries operate, including general changes in Law after the date hereof across such industries, (3) changes in general regulatory, legislative or political conditions in the United States or any other country or region in the world, (4) any general geopolitical conditions, outbreak of hostilities, acts of war, cyberattack, sabotage, terrorism or military actions (including any escalation or general worsening of any such hostilities, acts of war, cyberattack, sabotage, terrorism or military actions) in the United States or any other country or region in the world, (5) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics or disease outbreaks and other force majeure events in the United States or any other country or region in the world, (6) changes after the date hereof in GAAP or other applicable accounting standards or in any applicable laws or regulations (or the binding interpretation of any of the foregoing), (7) any failure, in and of itself, by such party to meet (i) any public analyst estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period or (ii) any internal projections or forecasts of its revenues, earnings or other financial performance, including any decline in the price of shares of the Company Common Stock or Acquiror Common Stock on the NASDAQ (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred), (8) any action or claim made or brought by any actual or purported current or former stockholder of the Company (or on their behalf or on behalf of the Company) or the Acquiror (or on their behalf or on behalf of the Acquiror) arising out of or relating to this Agreement or the Merger or any other Transactions and (9) any effect resulting from the announcement of this Agreement or the Transactions or the identities of the parties to this Agreement, except, in the case of the foregoing clauses (1) thru (6), to the extent such changes or developments referred to therein have a materially disproportionate adverse impact on such party and its Consolidated Subsidiaries, taken as a whole, relative to other participants of similar sizes engaged in the industries in which such party conducts its businesses.

“Order” means any writ, injunction, judgment, order or decree entered, issued, made or rendered by any Governmental Entity.

“Permit” means any license, permit, variance, exemption, approval, qualification, or Order of any Governmental Entity.

“Permitted Indebtedness” means Indebtedness of the Company or Acquiror, as applicable, and is respective Consolidated Subsidiaries (i) outstanding as of the date of this Agreement or (ii) Indebtedness incurred after the date of this Agreement to the extent permitted by the Investment Company Act that is substantially consistent with the past practices of the Company or Acquiror, as applicable.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a trust, a joint venture, a Governmental Entity or other legal entity or organization.

“Post-BDC Election Approvals” means those approvals required to be made by the Company Board (upon recommendation of the Company Special Committee) pursuant to Rule 17a-8 of the Investment Company Act.

“Previously Disclosed” means information (i) with respect to Acquiror, (A) set forth by Acquiror in the Acquiror Disclosure Schedule or (B) previously disclosed since the Applicable Date in any Acquiror SEC Report and (ii) with respect to the Company, (A) set forth by the Company in the Company Disclosure Schedule or (B) previously disclosed since the Applicable Date in any Company SEC Report; provided, however, that any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature in any Acquiror SEC Report or Company SEC Report, as the case may be, shall not be deemed to be “Previously Disclosed.”

“Proceeding” means an action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative.

“Regulatory Approvals” means all applications and notices with, and receipt of consents, authorizations, approvals, exemptions or nonobjections from any Governmental Entity.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules promulgated thereunder.

“Takeover Proposal” means any inquiry, proposal, discussions, negotiations or offer from any Person or group of Persons (other than the Company or Acquiror or any of their respective Affiliates) (a) with respect to a merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction involving Acquiror or the Company, as applicable, or any of such party’s respective Consolidated Subsidiaries, as applicable, or (b) relating to any direct or indirect acquisition, in one transaction or a series of transactions, of (i) assets or businesses (including any mortgage, pledge or similar disposition thereof but excluding any bona fide financing transaction) that constitute or represent, or would constitute or represent if such transaction is consummated, 25% or more of the total assets, net revenue or net income of Acquiror or the Company, as applicable, and such party’s respective Consolidated Subsidiaries, taken as a whole, or (ii) 25% or more of the outstanding shares of capital stock of, or other equity or voting interests in, Acquiror or in any of Acquiror’s Consolidated Subsidiaries or, the Company or in any of the Company’s Consolidated Subsidiaries, as applicable, in each case other than the Merger and the other Transactions.

“Tax” means all federal, state, local, and foreign income, excise, gross receipts, gross income, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, franchise, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Dividend” means a dividend or dividends, with respect to any applicable tax year, that shall have the effect of (i) distributing to the Company’s stockholders all of its previously undistributed “earnings and profits” for U.S. federal income Tax purposes described in Section 852(a)(2)(B) of the Code, (ii) providing the Company a deduction for dividends paid under Section 561 of the Code sufficient to reduce both its real estate investment trust taxable income and its net capital gain (if any) to zero for its taxable year ending with the Merger Effective Time.

“Tax Return” means a report, return, statement, form or other information (including any schedules, attachments or amendments thereto) required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, consolidated, combined or unitary returns for any group of entities.

“Trading Day” shall mean a day on which shares of Acquiror Common Stock are traded on the NASDAQ.

“Transactions” means the transactions contemplated by this Agreement, including the Merger.

“Treasury Regulations” means all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

Table of Definitions

Term:	Section:
Acquiror	Preamble
Acquiror Adverse Recommendation Change	Section 7.7(a)
Acquiror Adviser	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	Section 4.3(a)
Acquiror Bylaws	Section 4.1(b)
Acquiror Capitalization Date	Section 4.2)
Acquiror Charter	Section 4.1(b)
Acquiror Common Stock	Section 1.6(a)
Acquiror Disclosure Schedule	Section 11.9
Acquiror Insurance Policy	Section 4.15
Acquiror Intellectual Property Rights	Section 4.16
Acquiror Intervening Event Notice Period	Section 7.7(e)
Acquiror Intervening Event Recommendation Change	Section 7.7(e)
Acquiror Material Contracts	Section 4.14(a)
Acquiror SEC Reports	Section 4.5(a)
Acquiror Special Committee	Recitals
Acquiror Statement of Assets and Liabilities	Section 4.6(b)
Acquiror Stock Issuance	Recitals
Acquiror Stockholders Meeting	Section 4.3(a)
Acquiror Transaction Expenses	Exhibit A
Acquiror Voting Debt	Section 4.2
Adviser	Article V
Agreement	Preamble
Applicable Date	Section 3.5(a)
Articles of Merger	Section 1.4

Term:	Section:
Bankruptcy and Equity Exception	Section 3.3(a)
BDC	Recitals
BDC Election	Recitals
BDC Election Time	Section 1.1
BDO	Section 3.6(a)
Cancelled Shares	Section 1.6(a)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Acquiror Net Asset Value	Section 2.6(a)
Closing Company Net Asset Value	Section 2.6(b)
Code	Recitals
Company	Preamble
Company Adverse Recommendation Change	Section 7.8(a)
Company Manager	Preamble
Company Balance Sheet	Section 3.6(b)
Company BDC Election Matters	Recitals
Company Board	Recitals
Company Board Recommendation	Section 3.3(a)
Company Bylaws	Section 3.1(b)
Company Capitalization Date	Section 3.2(a)
Company Charter	Section 3.1(b)
Company Common Stock	Section 1.6(a)
Company Disclosure Schedule	Section 11.9
Company Insurance Policy	Section 3.15
Company Intellectual Property Rights	Section 3.16
Company Intervening Event Notice Period	Section 7.8(e)
Company Intervening Event Recommendation Change	Section 7.8(e)
Company Material Contracts	Section 3.14(a)
Company Merger Matters	Recitals
Company SEC Reports	Section 3.5(a)
Company Special Committee	Recitals
Current D&O Insurance	Section 7.5(b)
Determination Date	Section 2.6(a)
Disclosure Schedule	Section 11.9
Effect	Article X
Employee Benefit Plans	Section 3.13
Exchange Fund	Section 2.3
GAAP	Section 3.6(a)
Indemnified Liabilities	Section 7.5(a)
Indemnified Parties	Section 7.5(a)

Term:	Section:
Indemnified Party	Section 7.5(a)
Intellectual Property Rights	Section 3.16
Investment Company Act	Recitals
IRS	Section 3.11(b)
Joint Proxy Statement/Prospectus	Section 3.4
Merger	Recitals
Merger Consideration	Section 1.6(b)
Merger Effective Time	Section 1.4
MGCL	Section 1.2
NASDAQ	Section 2.2
New BDC Advisory Agreement	Recitals
Notice of Acquiror Superior Proposal	Section 7.7(b)
Notice of Company Superior Proposal	Section 7.8(b)
Paying and Exchange Agent	Section 2.3
Registration Statement	Section 3.4
REIT	Recitals
Representatives	Section 7.6(a)
RIC	Recitals
Rights	Section 3.2(a)
Sarbanes-Oxley Act	Section 3.6(f)
SDAT	Section 1.4
Support Agreements	Recitals
Surviving Company	Recitals
Tail Period	Section 7.5(b)
Takeover Approval	Section 7.7(a)(ii)
Takeover Statutes	Section 3.20
Termination Date	Section 9.1(b)(ii)
Voting Debt	Section 3.2(a)

Article XI

GENERAL PROVISIONS

11.1 Nonsurvival of Representations, Warranties and Agreements . None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time, except for and subject to Section 7.5, Section 9.4, Article X and Article IX and for those other covenants and agreements contained in this Agreement that by their express terms apply or are to be performed in whole or in part after the Merger Effective Time.

11.2 Notices . All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via email (provided that the transmission is followed up within one Business Day by dispatch pursuant to one of the other methods described herein), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:

600 Madison Avenue

Suite 1800

New York, New York

Attention: Umesh Mahajan

E-mail: umahajan@chicagoatlantic.com

with a copy, which will not constitute notice, to:

Eversheds Sutherland (US) LLP

700 6th Street NW,

Washington DC 20001

Attention: Owen Pinkerton, Esq

Email: owenpinkerton@eversheds-sutherland.us

If to the Company, to:

1680 Michigan Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Phil Silverman

E-mail: psilverman@chicagoatlantic.com

with a copy, which will not constitute notice, to:

Nixon Peabody LLP

Tower 46, 55 West 46th Street,

New York, New York 10036-4120

Attention: Timothy D. Sini; Richard F. Langan, Jr.; Conrad R. Adkins

Email: tsini@nixonpeabody.com; rlangan@nixonpeabody.com;

cadkins@nixonpeabody.com

If to Acquiror Adviser, to:

600 Madison Avenue

Suite 1800

New York, New York

Attention: Umesh Mahajan

E-mail: umahajan@chicagoatlantic.com

If to Company Manager, to:

1680 Michigan Avenue, Suite 700

Miami Beach, Florida 33139

Attention: Peter Sack

E-mail: psack@chicagoatlantic.com

Each such notice or other communication shall be effective upon receipt (or refusal of receipt).

11.3 Interpretation; Construction . When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The terms “cash,” “dollars” and “$” mean United States dollars. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any term, provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such term, provision, covenant or restriction be enforced to the maximum extent permitted. The parties have jointly participated in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

11.4 Counterparts . This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or other electronic means), it being understood that each party need not sign the same counterpart.

11.5 Entire Agreement . This Agreement (including the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

11.6 Governing Law; Jurisdiction; Waiver of Jury Trial . This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the Laws of another jurisdiction, except to the extent governed by the Investment Company Act, in which case the Investment Company Act shall control. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought in the state courts in the State of Maryland, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 11.6.

11.7 Assignment; Third Party Beneficiaries . Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 7.5, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies under this Agreement.

11.8 Specific Performance . The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal or state court located in the State of Maryland, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party hereto has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.9 Disclosure Schedule . Before entry into this Agreement, the Company, Acquiror, the Company Manager and the Acquiror Adviser each delivered to the other party a schedule (the “Company Disclosure Schedule”, the “Acquiror Disclosure Schedule” and the “Company Manager Disclosure Schedule”, and the “Acquiror Adviser Disclosure Schedule”, respectively, each, a “Disclosure Schedule”) that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. Each Disclosure Schedule shall be numbered to correspond with the sections and subsections contained in this Agreement. The disclosure in any section or subsection of each Disclosure Schedule, shall qualify only (i) the corresponding section or subsection, as the case may be, of this Agreement, (ii) other sections or subsections of this Agreement to the extent specifically cross-referenced in such section or subsection thereof, and (iii) other sections or subsections of this Agreement to the extent it is reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

[Signature Page Follows]

IN WITNESS WHEREOF, Acquiror, the Company, the Company Manager and the Acquiror Adviser have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

Acquiror:

CHICAGO ATLANTIC BDC, INC.

By:	/s/ Thomas Geoffroy
	Name:	Thomas Geoffroy
	Title:	Interim Chief Financial Officer

Company:

CHICAGO ATLANTIC REAL ESTATE FINANCE, INC.

By:	/s/ Phil Silverman
	Name:	Phil Silverman
	Title:	Chief Financial Officer

Acquiror Adviser:

CHICAGO ATLANTIC BDC ADVISERS, LLC

By:	/s/ Scott Gordon
	Name:	Scott Gordon
	Title:	Director

Company Manager:

CHICAGO ATLANTIC REIT MANAGER, LLC

By:	/s/ John Mazarakis
	Name:	John Mazarakis
	Title:	Authorized Person

Exhibit A

Net Asset Value Calculations

Closing Acquiror Net Asset Value

Except as mutually agreed by the Acquiror Special Committee and the Company Special Committee, in connection with the calculation of Closing Acquiror Net Asset Value, the following valuation principles, assumptions, methodologies and adjustments shall apply:

1.	Closing Acquiror Net Asset Value shall be calculated in good faith as of the Determination Date based upon the net asset value of Acquiror’s consolidated assets as of such date, as determined consistently with the portfolio valuation methods approved by the Acquiror Board as of March 31, 2026 for valuing the securities and other assets of Acquiror except as otherwise provided herein.

2.	The following adjustments (to the extent appropriate on a per share basis) shall be made to the foregoing calculation of Closing Acquiror Net Asset Value to the extent not already reflected therein (i.e., without duplication):

a.	An accrual shall be made for any dividends declared by Acquiror but not paid as of the Merger Effective Time;

b.	An adjustment shall be made to the carrying value of Acquiror’s investment portfolio to fair value in accordance with FASB Topic ASC 820 – Fair Value Measurement (“ASC 820”) and Topic 946 – Investment Companies (“ASC 946”);

c.	To the extent not previously adjusted as among the parties pursuant to Section 9.4 of the Agreement, an adjustment shall be made to reflect the allocation of costs, fees and expenses contemplated by Section 9.4 of the Agreement; and

d.	An adjustment shall be made to decrease Closing Acquiror Net Asset Value by the aggregate amount of all Acquiror Transaction Expenses.

3.	The calculation of Closing Acquiror Net Asset Value shall be subject to the adjustments contemplated by Section 1.6(d) of the Agreement.

“Acquiror Transaction Expenses” means all costs and expenses of the Acquiror and its Consolidated Subsidiaries incurred, or to be incurred prior to the Merger Effective Time, in connection with the preparation, execution, and consummation of this Agreement and the Closing of the Merger, including, without limitation, all fees and disbursements of investment bankers, brokers, attorneys, accountants, and other advisors and service providers retained by the Acquiror or any of its Consolidated Subsidiaries prior to the Merger Effective Time related to the Transactions, and all costs and expenses, including premiums, paid or payable in connection with the insurance to be obtained pursuant to Section 7.5 hereof.

Closing Company Net Asset Value

Except as mutually agreed by the Acquiror Special Committee and the Company Special Committee, in connection with the calculation of Closing Company Net Asset Value, the following valuation principles, assumptions, methodologies and adjustments shall apply:

1.	Closing Company Net Asset Value shall be calculated in good faith as of the Determination Date based upon the book value of the Company’s consolidated assets as of such date, as determined consistently with the portfolio valuation methods approved by the Company Board as of March 31, 2026 for valuing the securities and other assets of Company except as otherwise provided herein.

2.	The following adjustments (to the extent appropriate on a per share basis) shall be made to the foregoing calculation of Closing Company Net Asset Value to the extent not already reflected therein (i.e., without duplication):

a.	An accrual shall be made for any dividends declared or required to be declared by the Company but not paid as of the Merger Effective Time;

b.	An adjustment shall be made to the carrying value of the Company’s investment portfolio to record the Company’s investment portfolio at fair value in accordance with FASB ASC 820 and ASC 946;

c.	An adjustment shall be made to take into account any change to be made in the accounting treatment relating to any Transactions effected by the Company after the date of the Agreement, including, without limitation, any change in accounting treatment relates to, result from or is made in connection with the completion of the Merger;

d.	An adjustment shall be made to reflect the acceleration of vesting of any unvested restricted stock awards issued by the Company (and any dividends paid in respect of the vesting of such restricted stock) as of immediately prior to the BDC Election Time pursuant to Section 1.6(3) of the Agreement; and adjustment shall be made to the Closing Company Net Asset Value; and

e.	Adjustments shall be made to record unrealized gain/(loss) reflected under Unrealized Gain/(Loss) from inception to the anticipated Merger Effective Time, and to reverse the funded and unfunded portions of the current expected credit loss (“CECL”) reserve, as determined pursuant to FASB ASC Topic 326 – Financial Instruments – Credit Losses, reflected under Current expected credit loss reserve and under Accounts payable and other liabilities in the consolidated financial statements, each from inception to the anticipated Merger Time; and

f.	An adjustment shall be made, if appropriate, to reflect the obligations of the Company Manager under Section 9.4 of the Agreement. The amount of $2,000,000 shall added to Closing Company Net Asset Value.

3.	The calculation of Closing Company Net Asset Value shall be subject to the adjustments contemplated by Section 1.6(d) of the Agreement.

Other Principles

The Acquiror Adviser and the Company Manager agree to provide the Acquiror Special Committee and the Company Special Committee and their respective Representatives, upon reasonable request, reasonable access to the individuals who have prepared each calculation pursuant to the Agreement and this Exhibit A and to the information, books, records, work papers, and back-up materials used or useful in preparing the calculations of Closing Acquiror Net Asset Value and Closing Company Net Asset Value, including any reports prepared by valuation agents, in order to assist in the review of such calculations so long as such individuals remained employed by the Acquiror Adviser and the Company Manager, as applicable, and their respective Affiliates.

Schedule 1.9

Directors and Officers

At the Merger Effective Time, the Surviving Company board of directors will be comprised of three independent directors continuing from the Company (Elizabeth Stavola, Brandon Konigsberg, Jason Papastavrou) two independent directors continuing from Acquiror and two directors affiliated with the Acquiror Adviser or its Affiliates. With respect to the two existing independent directors of Acquiror that will continue in such capacity, the identities of such individuals have not been determined.  Similarly, the two Acquiror Adviser affiliated directors have also not yet been determined. It is anticipated that parties will identify and determine the remaining directors that will constitute the Surviving Company board of directors prior to the filing of the Registration Statement.

Peter Sack will serve as the Chief Executive Officer of the Surviving Company. The remaining officers of the Surviving Company will be determined by the parties prior to the filing of the Registration Statement.